Exhibit 4.1

BUMBLE BEE FOODS, LLC,

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY

and

BUMBLE BEE CAPITAL CORP.

as Issuers

and

THE GUARANTORS PARTY HERETO

7.75% SENIOR SECURED NOTES DUE 2015

INDENTURE

DATED AS OF DECEMBER 17, 2009

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	12.3
(c)	12.3
313(a)	7.6
(b)(1)	7.6
(b)(2)	7.6; 7.7
(c)	7.6; 12.2
(d)	7.6
314(a)	4.3; 12.5
(b)	N.A.
(c)(1)	12.4
(c)(2)	12.4
(c)(3)	N.A.
(d)	N.A.
(e)	12.5
(f)	N.A.
315(a)	7.1
(b)	7.1; 7.5; 12.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a) (last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	2.13

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Trust Indenture Act Section	Indenture Section
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.3
318(a)	12.1
(b)	N.A.
(c)	12.1

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

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-iii-

-iv-

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SECTION 12.17.	Currency Equivalent	123

SECTION 12.18.	Patriot Act	123

SECTION 12.19.	Force Majeure	123

SECTION 12.20.	Responsibility for Notes	124

EXHIBITS

Exhibit A	FORM OF 7.75% SENIOR SECURED NOTE
Exhibit B	FORM OF NOTATIONAL GUARANTEE
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATIONS

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This Indenture, dated as of December 17, 2009, is by and among Bumble Bee Foods, LLC, a Delaware limited liability company, Connors Bros. Clover Leaf Seafoods Company, a Nova Scotia unlimited company, and Bumble Bee Capital Corp., a Delaware corporation (together with Bumble Bee Foods, LLC and Connors Bros. Clover Leaf Seafoods Company, the “Issuers”), the Guarantors (as defined herein), Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as collateral agent (the “Collateral Agent”). Each Issuer is a wholly-owned indirect subsidiary of Connors Bros. Holdings, L.P., a Delaware limited partnership, which in turn is a direct wholly-owned subsidiary of Connors Bros., L.P., a Delaware limited partnership (“Connors”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) the Issuers’ 7.75% Senior Secured Notes due 2015 issued on the date hereof that contain the restrictive legend in Exhibit A (the “Initial Notes”), (ii) Exchange Notes issued in exchange for the Initial Notes pursuant to the Registration Rights Agreement or pursuant to an effective registration statement under the Securities Act without the restrictive legends in Exhibit A (the “Exchange Notes”) and (iii) Additional Notes as may be issued from time to time as either Initial Notes or Exchange Notes (together with the Initial Notes and any Exchange Notes, the “Notes”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“ABL Credit Agreement” means Senior Revolving Credit Agreement, dated as of November 18, 2008, by and among Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company, Wells Fargo Foothill, LLC, as arranger and U.S. administrative agent, Wells Fargo Foothill Canada ULC, as arranger and Canadian administrative agent and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (i) or (xvii) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Parent as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Acquired Debt” means Debt (1) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Amounts” has the meaning assigned to such term in Section 4.1.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of Section 4.11, any Person which owns, directly or indirectly, 10% or more of the Capital Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of such Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person.

“Agent” means any Registrar, Paying Agent (so long as Trustee serves in such capacity) or co-registrar.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the Redemption Price of the Note at December 15, 2012 (such Redemption Price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments due on the Note through December 15, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means:

(a) an Investment by the Parent or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Parent or any Restricted Subsidiary; or

(b) the acquisition by the Parent or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Parent or any of its Restricted Subsidiaries to any Person (other than to the Parent or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment and sales of inventory in the ordinary course of business);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by Section 5.1 that constitutes a disposition of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

(c) sales or other dispositions of cash or Eligible Cash Equivalents;

(d) sales of interests in Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) the disposition of assets that, in the good faith judgment of the Parent, are no longer used or useful in the business of such entity (including, but not limited to, assets that are substantially worn or damaged, the lapse of intellectual property or licenses and any involuntary loss, damage, destruction, condemnation, seizure or taking of property);

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(h) any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Parent, the Parent or such Restricted Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;

(i) the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between the Parent or any of its Restricted Subsidiaries and another Person to the extent that the Related Business Assets received by the Parent or its Restricted Subsidiaries are of equivalent or better market value than the Related Business Assets transferred;

(j) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(k) leases or subleases in the ordinary course of business;

(l) any disposition by a Subsidiary to the Parent or by the Parent or a Subsidiary to a Restricted Subsidiary;

(m) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(n) licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business;

(o) the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(q) a sale, assignment or other transfer of accounts receivable or other financial assets of the type specified under “Qualified Receivables Transaction” in a Qualified Receivables Transaction;

(r) foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default;

(s) Events of Loss; and

(t) the lapse of registered patents, trademarks and other intellectual property or the termination of license agreements related thereto to the extent not economically desirable in the conduct of the business and so long as such lapse is not materially adverse to the interests of the Holders.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Acceptable Commitment” has the meaning assigned to such term in Section 4.10.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Bank Product Obligations” means any financial accommodation extended to any Loan Party (as defined in the ABL Credit Agreement) or its Subsidiaries by Wells Fargo, National Association, any Lender (as defined in the ABL Credit Agreement), or any of their respective Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions (as defined in the ABL Credit Agreement), (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements (as defined in the ABL Credit Agreement).

“Bankruptcy Law” means Title 11, U.S. Code or any similar domestic or foreign federal, state or provincial law for the relief of debtors.

“Base Currency” has the meaning assigned to such term in Section 12.16.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means (i) with respect to an Issuer or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to the Parent or any other entity, the board of directors or similar body of the general partner or managers of the Parent or such entity or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Parent, an Issuer or any Restricted Subsidiary to have been duly adopted by the applicable Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such Disinterested Directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Canadian Holdco” means Clover Leaf Holdings Company, a Nova Scotia unlimited company.

“Canadian Security Agreements” means (i) the General Security Agreement, dated as of December 17, 2009, by and between K.C.R. Fisheries Ltd, a New Brunswick unlimited liability company, and the Collateral Agent, (ii) the General Security Agreement, dated as of December 17, 2009, by and between Connors Bros. Clover Leaf Seafoods Company, a Nova Scotia unlimited company, and the Collateral Agent, (iii) the General Security Agreement, dated as of December 17, 2009, by and between Clover Leaf Holdings Company, a Nova Scotia unlimited liability company, and the Collateral Agent, (iv) the General Security Agreement, dated as of December 17, 2009, by and between 6162410 Canada Limited, a Canadian federal corporation, and the Collateral Agent and (v) the Quebec Security documents referred to in Section 6.12(a) hereof.

“Canco” means Connors Bros. Clover Leaf Seafoods Company, a Nova Scotia unlimited company.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a1 1-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act) and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto, other than the Global Notes.

“Change of Control” means:

(1) the Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, that is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Parent;

(2) following the initial public offering of Capital Interests of the Parent or any direct or indirect parent of the Parent, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the

Parent (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Parent was approved by a vote of a majority of the directors of the Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Parent’s Board of Directors then in office;

(3) the Parent sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than a Restricted Subsidiary of the Parent or a Person that is controlled by any of the Permitted Holders; or

(4) the Parent ceases to own, directly or indirectly, 100% of the capital stock of the Issuers.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” means, collectively, all of the “Collateral” (as defined in the Security Agreement), the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” means Deutsche Bank Trust Company Americas.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Connors” has the meaning set forth in the Preamble.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d) Consolidated Income Tax Expense;

(e) the amount of management, consulting, monitoring, advisory, directors’ and administrative fees and related reasonable out-of-pocket expenses permitted to be paid to Permitted Holders and/or their Affiliates hereunder;

(f) extraordinary, unusual or non-recurring losses and charges (including severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, transition costs, restructuring costs or reserves, losses on asset sales or discontinued operations, and one-time compensation charges);

(g) reasonable fees, charges or expenses incurred during such period in connection with any consummated (A) debt or equity issuance, (B) refinancing transaction, (C) amendment or modification of any debt instrument permitted hereunder or (D) any acquisition, in each case permitted hereunder;

(h) expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash by insurance during such period;

(i) any expenses or charges related to the offering of the Notes;

(j) unrealized foreign exchange losses and unrealized losses on Swap Contracts permitted hereunder to the extent the same were deducted in computing Consolidated Net Income; less

(ii) the sum of:

(a) the amount of extraordinary, unusual or non-recurring gains;

(b) non-cash items increasing Consolidated Net Income for such period, other than (x) the accrual of revenue consistent with past practice and (y) reversals of prior accruals or reserves for cash items previously excluded from the calculation of Consolidated Non-cash Charges; and

(c) unrealized foreign exchange gains and unrealized gains on Swap Contracts permitted hereunder to the extent the same were added in computing Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four-Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect, on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, investments, mergers, consolidations and discontinued

operations (as determined in accordance with GAAP) and designations of any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Debt), investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four-Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio” if interest on any Debt actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense; and

(ii) the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, provincial, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of Debt discount;

(b) the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances, financing activities or similar activities; and

(e) all accrued interest;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(iii) all capitalized interest of such Person and its Restricted Subsidiaries for such period;

less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses and (II) any expensing of interim loan commitment and other financing fees.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(iii) the Net income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(iv) gains or losses on Asset Sales shall be excluded;

(v) the cumulative effect of a change in accounting principles shall be excluded; and

(vi) notwithstanding clause (i) above, (x) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries and (y) the Net Income (or loss) attributable to any discontinued operations shall be excluded.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and non-cash charges and non-cash expenses of such Person and its Restricted Subsidiaries, including, without limitation, non-cash charges and non-cash expenses related to stock-based compensation, asset impairments or writedowns, reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Leverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of all Debt secured by Liens of such Person and its Restricted Subsidiaries at the end of the most recent fiscal period, for which financial information in respect thereof is available immediately preceding the Transaction Date to the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated after giving effect on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, investments, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) and designations of any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Debt), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 12.2 hereof or such other address as to which the Trustee may give notice to the Parent and the Issuers.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in portfolio companies.

“Credit Facilities” means one or more debt facilities or subfacilities (including, without limitation, the ABL Credit Agreement and the Term Loan Credit Agreement) providing for revolving credit loans, term loans or letters of credit (including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, in each case as such facilities may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuers as additional borrowers or guarantors thereunder) with respect to all or any portion of the Debt under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided that such obligations shall not constitute Debt except to the extent drawn and not repaid within five Business Days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (vii) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt; provided, further, that Debt shall not include (x) customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted hereunder or (y) Debt incurred in the ordinary course of business with respect to surety or appeal bonds.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. For purposes of this definition, (i) the amount of any Debt represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Debt, and (ii) the amount of any Debt described in clause (ix)(B) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation; provided that such Debt is not of the type specified in clause (ix)(A) above.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“Disinterested Director” means, with respect to any proposed transaction between (i) the Parent, the Issuers or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Parent, the Issuers or a Restricted Subsidiary), a member of the Board of Directors of the Parent, the Issuers or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Director solely because such person holds Capital Interests in the Parent or the Issuers or is an employee of the Parent or the Issuers.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is formed or otherwise incorporated in the United States or a state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Parent; provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within one year after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (viii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Parent.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any governmental authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (i) any Mortgaged Property, (ii) from adjoining properties or businesses, or (iii) from or onto any facilities which received Hazardous Materials generated by any Loan Party (as defined in the ABL Credit Agreement) or any Subsidiary of a Loan Party (as defined in the ABL Credit Agreement) on any Mortgaged Property.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, permit, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party (as defined in the ABL Credit Agreement) or any of its Subsidiaries with respect to the Mortgaged Property, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any governmental authority or any third party, and which relate to any Environmental Action.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral with a fair market value in excess of $2.0 million, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of the matters described in clauses (ii) or (iii) above.

“Event of Loss Acceptable Commitment” has the meaning assigned to such term in Section 4.20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in the Preamble.

“Exchange Offer” means an offer that may be made by the Issuers pursuant to the Registration Rights Agreement to exchange Notes bearing the Restricted Notes Legend for the Exchange Notes.

“Exchange Offer Registration Statement” has the meaning given to such term in the Registration Rights Agreement.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Parent.

“Finance Co-Issuer” means Bumble Bee Capital Corp., a Delaware corporation.

“First Currency” has the meaning assigned to such term in Section 12.17.

“Four-Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as they are in effect as of the Issue Date.

“Global Note Legend” means the legend identified as such in Section 2.6(e)(ii) hereto.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are in the form of Exhibit A attached hereto.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Indenture and its respective successors and assigns.

“Hazardous Materials” means (i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (ii) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (iii) any flammable substances or explosives or any radioactive materials, (iv) asbestos in any form or electrical or hydraulic equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (v) any pathogen, toxin, or other biological agent or condition, including but not limited to any, fungus, mold, mycotoxin or microbial compound, whether dead or alive, and (vi) any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled, regulated or licensed by any governmental authority under any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement, excluding commodity agreements relating to raw materials used in the ordinary course of the Parent’s business.

“Holder” means a Person in whose name a Note is registered in the security register.

“Income Tax Act” means the Income Tax Act (Canada).

“Incur” means, with respect to any Debt or other obligation of any Person, to create, incur, assume, Guarantee or otherwise become liable in respect of such Debt or other obligation; provided, however, that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Parent shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Parent. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Parent or a Restricted Subsidiary of Debt Incurred by the Parent or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Purchasers” means Wells Fargo Securities, LLC, Jefferies & Company, Inc. and Barclays Capital Inc, as applicable, and such other initial purchasers party to the Purchase Agreement entered into in connection with the offer and sale of the Notes dated as of December 10, 2009.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Law, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), or under any other state or federal bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement or other similar relief, and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors.

“Intercreditor Agreement” means the intercreditor agreement among the Collateral Agent, on behalf of the Trustee, the Holders of Notes and the holders of any Permitted Additional Pari Passu Obligations, the collateral agent under the ABL Credit Agreement, on behalf of the holders of the Obligations under the ABL Credit Agreement, the collateral agent under the Term Loan Credit Agreement, on behalf of the holders of the Obligations under the Term Loan Credit Agreement, the Issuers and the Guarantors dated as of December 17, 2009.

“Intercreditor Note Legend” means the legend set forth in Section 2.6(e)(iv) hereof.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Parent’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business; and (d) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business.

“Issue Date” means December 17, 2009, the date of the original issuance of the Notes.

“Issuers” has the meaning set forth in the preamble hereto.

“Judgment Currency” has the meaning assigned to such term in Section 12.16.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date falls on a Legal Holiday in a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, pledge, hypothecation, assignment (which is intended as a security), deposit arrangement (which is intended as a security), security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security arrangement and any other priority or preferential arrangement of any kind or nature whatsoever (which is intended as a security) on or with respect to such property or other asset (including, without limitation, any conditional sale contract or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Management Agreement” has the meaning assigned to such term in Section 4.11.

“Management Fees” has the meaning assigned to such term in Section 4.11.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” has the meaning assigned to such term in Section 4.24.

“Mortgage Policies” has the meaning assigned to such term in Section 4.24.

“Mortgaged Property” means (a) each parcel of real property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate and (b) each parcel of real property, if any, which shall be subject to a Mortgage delivered after the Issue Date pursuant to Section 4.24.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Parent or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries or joint ventures of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale (including without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction), such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Notes by any Guarantor pursuant to this Indenture.

“Notes” has the meaning set forth in the preamble to this Indenture.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the commencement of an Insolvency Proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is allowed in whole or in part as a claim in any such Insolvency Proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuers by first class mail, postage prepaid, to each Holder at its address appearing in the Security Register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and the Purchase Date for purchase of Notes within five Business Days after the Expiration Date. The Issuers shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuers’ obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuers. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Issuers for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Issuers default in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Issuers pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable with respect to each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuers (or their paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuers shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Issuers shall execute, and, upon receipt of an Authentication Order, the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Offering Memorandum” means the offering memorandum related to the issuance of the Initial Notes on the Issue Date, dated December 10, 2009.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Issuers or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Issuer or such Guarantor, as applicable.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, and which opinion shall be addressed to the Trustee in its capacity as such, and shall comply with any applicable provisions herein. The counsel may be an employee of or counsel to the Parent or any Subsidiary of the Parent.

“Other Currency” has the meaning assigned to such term in Section 12.17.

“Parent” means Connors Bros. Holdings, L.P. and any successor thereto.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Issuers to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Issuers.

“Perfection Certificate” means that certain perfection certificate dated December 17, 2009 and signed by the Issuers and the Guarantors.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any Debt having a weighted average life to maturity not less than the Notes secured by the third priority Liens under the Security Agreement; provided that the amount of such obligations does not exceed an amount such that immediately after giving effect to the Incurrence of such Additional Notes or such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries would be greater than 2.0 to 1.0 and (b) the Consolidated Secured Leverage Ratio of the Parent and its Restricted Subsidiaries would not exceed 3.75 to 1.0; provided, further, that (i) a representative of the holders of such Permitted Additional Pari Passu Obligations executes a joinder agreement to the Security Agreement, substantially in the form attached thereto agreeing to be bound thereby and (ii) the Parent has designated such Additional Notes or such Debt as “Permitted Additional Pari Passu Obligations” under the Security Agreement and the Intercreditor Agreement.

“Permitted Business” means any business similar in nature to any business conducted by the Parent and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Parent and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Parent.

“Permitted Collateral Liens” means:

(i) Liens securing the Notes outstanding on the Issue Date, Refinancing Debt with respect to such Notes, the Guarantees relating thereto and any Obligations with respect to such Notes, Refinancing Debt and Guarantees;

(ii) pari passu Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred hereunder and Refinancing Debt with respect to such Permitted Additional Pari Passu Obligations which Liens, in each case, are granted pursuant to the provisions of the Security Documents;

(iii) Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above) and any extension, renewal, refinancing or replacement thereof so long as such extension, renewal, refinancing or replacement does not extend to any other property or asset and does not increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable or original issue discount in connection with such extension, renewal, replacement or refinancing);

(iv) Liens described in clauses (b) (which Liens shall be subject to the Inter-creditor Agreement), (c), (d), (f), (g), (h), (i), (j), (k), (1), (m), (n), (o), (p), (q), (r), (s), (t), (v), (x), (bb) and (cc) of the definition of “Permitted Liens”;

(v) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such Person;

(vi) other Liens (not securing Debt) incidental to the conduct of the business of the Parent or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of the Parent or its Restricted Subsidiaries; and

(vii) Liens on the Collateral in favor of the Collateral Agent relating to Collateral Agent’s administrative expenses with respect to the Collateral.

“Permitted Debt” means:

(i) Debt Incurred by the Issuers or any Guarantor pursuant to any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed (a) $42.75 million under the Term Loan Credit Agreement minus any amount used to permanently repay such Obligations and (b) (x) the greater of (A) $235.0 million and (B) the sum of 85% of the net book value of the accounts receivable of the Parent and its Restricted Subsidiaries and 65% of the net book value of the inventory of the Parent and its Restricted Subsidiaries less (y) the amount of any Debt Incurred under a Qualified Receivables Transaction pursuant to clause (xix) below;

(ii) Debt under the Notes issued on the Issue Date (and any Exchange Notes pursuant to the Registration Rights Agreement) and contribution, indemnification and reimbursement obligations owed by the Parent or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii) Guarantees of the Notes (and any Exchange Notes pursuant to the Registration Rights Agreement);

(iv) Debt of the Parent or any Restricted Subsidiary outstanding on the Issue Date (other than clauses (i), (ii) or (iii) above);

(v) Debt owed to and held by the Parent or a Restricted Subsidiary;

(vi) Debt consisting of (x) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds,

appeal bonds, completion guarantee and similar obligations and (y) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with permitted Asset Sales;

(vii) unsecured Debt of the Parent or an Issuer owing to former employees, officers, managers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by the Parent or an Issuer of the Capital Interests of the Parent or such Issuer that has been issued to such Persons, so long as (x) no Default or Event of Default has occurred and is continuing or would result from the Incurrence of such Debt and (y) the aggregate amount of all such Debt outstanding at any one time does not exceed $1.0 million;

(viii) Guarantees Incurred by the Parent of Debt of a Restricted Subsidiary otherwise permitted to be incurred under this Indenture;

(ix) Guarantees by any Restricted Subsidiary of Debt of the Parent or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the ABL Credit Agreement or the Term Loan Credit Agreement; provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with Section 4.9 hereof and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

(x) Debt incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Parent or a Restricted Subsidiary in the ordinary course of business;

(xi) Debt under Swap Contracts, Hedging Obligations and Bank Product Obligations;

(xii) Debt owed by the Parent to any Restricted Subsidiary; provided that if for any reason such Debt ceases to be held by the Parent or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Parent for purposes of this Indenture;

(xiii) (a) Debt of the Parent or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $25.0 million in the aggregate and (b) Debt of the Parent or any Guarantor in an aggregate principal amount or liquidation preference equal to 100.0% of the net cash proceeds received by the Issuers and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Qualified Capital Interests of the Issuers or cash contributed to the capital of the Parent (in each case, other than proceeds of sales of Capital Interests to, or contributions received from, the Parent or any of its Subsidiaries) as determined in accordance with Section 4.7(a)(iii)(2)(ii) to the extent such net cash proceeds or cash has not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.7(b) or to make Permitted Investments;

(xiv) Debt arising from agreements of the Parent or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture;

(xv) the issuance by any of the Parent’s Restricted Subsidiaries to the Parent or to any of its Restricted Subsidiaries of shares of Preferred Interests; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Parent or a Restricted Subsidiary; and

(b) any sale or other transfer of any such Preferred Interests to a Person that is not either the Parent or a Restricted Subsidiary; shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (xv);

(xvi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Debt of the Parent or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

(xviii) Refinancing Debt;

(xix) Debt Incurred in a Qualified Receivables Transaction that is not recourse to the Parent or any Restricted Subsidiary (except for Standard Securitization Undertakings or a Restricted Subsidiary whose principal assets are the receivables, leases or other assets that are the subject of a Qualified Receivables Transaction); and

(xx) unsecured Debt incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the ordinary course of business.

Notwithstanding anything herein to the contrary, Debt permitted under clauses (i), (ii), (xiii) and (xvii) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xviii) of this definition of “Permitted Debt.”

“Permitted Encumbrances” has the meaning assigned to such term in Section 4.24.

“Permitted Holders” means Sponsor and its Controlled Investment Affiliates.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Parent or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Investments in cash and Eligible Cash Equivalents;

(d) Investments in property and other assets, owned or used by the Parent or any Restricted Subsidiary in the normal course of business;

(e) Investments by the Parent or any of its Restricted Subsidiaries in the Parent or any Restricted Subsidiary;

(f) Investments by the Parent or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Parent or a Restricted Subsidiary;

(g) Swap Contracts and Hedging Obligations;

(h) receivables owing to the Parent or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i) Investments received in settlement of obligations owed to the Parent or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Parent or any Restricted Subsidiary;

(j) Investments by the Parent or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $25.0 million at any one time outstanding (measured on the date such investment was made without giving effect to subsequent changes in value);

(k) loans and advances to employees in an amount not to exceed $2.0 million in the aggregate at any one time outstanding;

(l) Investments the payment for which consists solely of Capital Interests of the Parent or a parent of the Parent;

(m) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of Property not constituting an Asset Sale;

(n) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(o) extensions of trade credit in the ordinary course of business and consistent with past practices;

(p) guarantees by the Parent or any Restricted Subsidiary of Debt of the Parent or a Restricted Subsidiary of Debt otherwise permitted by Section 4.9;

(q) advances made in connection with the purchase of goods or services in the ordinary course of business;

(r) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(s) Capital Interests or other securities acquired in connection with the satisfaction or enforcement of Debt or claims due or owing to the Parent, an Issuer or any Restricted Subsidiary (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Debt or claims;

(t) cash deposits made in the ordinary course of business to secure performance of operating leases; and

(u) Investments in any Person in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note, contribution of additional receivables or any equity interest.

“Permitted Liens” means:

(a) Liens existing at the Issue Date;

(b) Liens that secure Credit Facilities incurred pursuant to clause (i) of the definition of “Permitted Debt” (and any related Hedging Obligations, Swap Contracts and Bank Product Obligations permitted under the agreement related thereto); provided that such Liens are subject to the provisions of the Intercreditor Agreement;

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(d) any warehousemen’s, materialmen’ s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Parent or materially impair the operation of the business of such Person;

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the normal course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Parent or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Parent and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Debt of a Restricted Subsidiary owed to and held by the Parent or a Restricted Subsidiary thereof;

(i) for the avoidance of doubt, other Liens (not securing Debt) incidental to the conduct of the business of the Parent or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Parent or materially impair the operation of the business of the Parent or its Restricted Subsidiaries;

(j) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in clauses (a), (b), (g), (h), (j), (w) and (y) hereof; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(k) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business;

(l) licenses of intellectual property granted in the ordinary course of business;

(m) Liens to secure Capital Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (xiii)(a) of the definition of “Permitted Debt”; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Capital Lease Obligation or Purchase Money Debt;

(n) Liens in favor of the Parent or any Guarantor;

(o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(p) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(q) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(r) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-2 10 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(s) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.1 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(t) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Parent or any Restricted Subsidiaries and do not secure any Debt;

(u) any interest of title of an owner of equipment or inventory on loan or consignment to Parent or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(v) deposits in the ordinary course of business to secure liability to insurance carriers;

(w) Liens securing the Notes and the Note Guarantees and the Permitted Additional Pari Passu Obligations;

(x) Liens securing Hedging Obligations and Swap Contracts so long as any related Debt is permitted to be Incurred under this Indenture;

(y) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Indenture;

(z) Liens on accounts receivable, leases or other financial assets of the types specified under the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(aa) Liens not otherwise permitted under this Indenture in an aggregate amount not to exceed $10.0 million;

(bb) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 4.9; and

(cc) Liens solely on any cash earnest money deposits made by Parent or any Subsidiary of Parent in the ordinary course of business in connection with any letter of intent or purchase agreement permitted hereunder.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Quebec or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Agreement” means the purchase agreement dated December 10, 2009 by and among the Issuers, the Initial Purchasers and the Guarantors named therein.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt:

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Parent, or any direct or indirect parent company of the Parent, of at least $75.0 million or (ii) a private equity offering of Qualified Capital Interests of the Parent, or any direct or indirect parent company of the Parent other than (x) any such public or private sale to an entity that is an Affiliate of the Parent and (y) any public offerings registered on Form S-8; provided that, in the case of an offering or sale by a direct or indirect parent company of the Parent, such parent company contributes to the capital of the Parent the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to Section 3.7(c).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Parent or any of its Restricted Subsidiaries pursuant to which any Person issues interests, the proceeds of which are used to finance a discrete pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts), or a discrete portfolio of real property or equipment (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets, real property or equipment (whether now existing or arising in the future) of the Parent or any of its Restricted Subsidiaries, and any assets related thereto, including, all collateral securing such receivables, leases, other financial assets, real property or equipment, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, other financial assets, real property or equipment.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder of such equity security in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for

Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Parent to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Parent may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.7. The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) restore or reclaim natural resources or the environment, (iv) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (v) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Parent or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt has a Stated Maturity either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the Stated Maturity of the Notes,

(iii) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt shall not include:

(a) Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Debt of the Parent or any Issuer;

(b) Debt of a Restricted Subsidiary that is not a Guarantor that refinances Debt of a Restricted Subsidiary that is a Subsidiary Guarantor; or

(c) Debt of the Parent, any Issuer or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto, bearing the Global Note Legend and the Restricted Notes Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Restricted Notes Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.6(e)(iii) hereof.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Parent or a Restricted Subsidiary in exchange for assets transferred by the Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any managing director, vice president,

assistant vice president, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Global Note” means a Global Note that is a Restricted Note.

“Restricted Note” has the meaning set forth in Rule 144(a)(3) under the Securities Act for the term “restricted securities”; provided, however, that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note. Restricted Notes are required to bear the Restricted Notes Legend.

“Restricted Notes Legend” means the legend identified as such in Section 2.6(e)(i) hereto.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Parent or on the Capital Interests in any Restricted Subsidiary of the Parent that are held by, or declared and paid to, any Person other than the Parent or a Restricted Subsidiary of the Parent (other than

(i) dividends, distributions or payments made solely in Qualified Capital Interests in the Parent and

(ii) dividends or distributions payable to the Parent or a Restricted Subsidiary of the Parent or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(b) any payment made by the Parent or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Parent (including the conversion into, or exchange for, Debt, of any Capital Interests) other than any such Capital Interests owned by the Parent or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Parent);

(c) any payment made by the Parent or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Parent) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Parent or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Parent or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(d) any Investment by the Parent or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

provided, however, the payments in connection with the Transactions shall not constitute “Restricted Payments.”

“Restricted Period” means the 40-day “distribution compliance period” as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Parent or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Parent or a Restricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the U.S. law security agreement dated as of December 17, 2009 among the Collateral Agent and the Grantors (as defined therein).

“Security Documents” means the Security Agreement, the Canadian Security Agreements, the Intercreditor Agreement, the Mortgages and each other document entered into to grant a security interest in the Collateral to the Collateral Agent for the benefit of the holders of Notes or, in the case of any documents governed by the laws of the Netherlands, to the Collateral Agent in its own capacity.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities and Exchange Act, but shall not include any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sponsor” means Centre Partners Management LLC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Board of Directors of the Parent, including Guarantees by the Parent or any Restricted Subsidiary of any of the foregoing obligations of the Parent or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Parent that is a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” has the meaning assigned to such term in Section 4.1.

“Tax Jurisdiction” has the meaning assigned to such term in Section 4.1.

“Term Loan Credit Agreement” means the Senior Term Loan Agreement, dated as of November 18, 2008, by and among Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company, Wells Fargo Foothill, LLC, as arranger and administrative agent, and the other agents and lenders named therein, together with all related Notes, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or adds Subsidiaries of the Parent as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Title Company” has the meaning assigned to such term in Section 4.24.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means the issuance of the Notes and the repayment of Debt and the entering into of the Credit Agreement Amendments on the Issue Date.

“Treasury Rate” means with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2012; provided, however, that if the period from such redemption date to December 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Trustee’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Unrestricted Global Note” means a Global Note that is an Unrestricted Note.

“Unrestricted Notes” means one or more Notes that do not and are not required to bear the Restricted Notes Legend including, without limitation, the Exchange Notes and any Notes registered under the Securities Act pursuant to and in accordance with the Registration Rights Agreement.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by the Board of Directors of the Parent (with appropriate resolutions being delivered to the Trustee), where neither the Parent nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding other Debt under which the lender has recourse to the Parent or any Restricted Subsidiary or to any of their assets that does not exceed $5.0 million in the aggregate) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary; and

(2) any Subsidiary of an Unrestricted Subsidiary.

For the avoidance of doubt, all Subsidiaries of the Parent that are not Subsidiaries of the Issuers shall at all times be Restricted Subsidiaries.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.11
“Agent Members”	2.6
“Authentication Order	2.2
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“covenant defeasance”	8.3
“defeasance”	8.2
“Discharge”	8.2
“Deed of Hypothec”	6.12
“EU Savings Tax Directive”	4.1
“EU-Swiss Savings Tax Agreement”	4.1
“Event of Default”	6.1
“Excess Proceeds”	4.10, 4.11
“Expiration Date”	3.9
“Independent Financial Advisor”	4.11
“Note Register”	2.3
“Offer Amount”	3.9
“Parallel Debt”	7.13
“Purchase Date”	3.9
“QIB”	2.1
“QIB Global Note”	2.1
“Quebec Security”	6.12
“redemption date”	3.1
“Registrar”	2.3
“Rule 144A”	2.1
“Surviving Entity”	5.1

SECTION 1.3. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes means the Issuer, the Guarantors and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Indenture;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(8) for the avoidance of doubt, any references to “interest” shall include any Additional Interest that may be payable.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto and shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.16 hereof.

Except as set forth in Section 2.6 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b) The Initial Notes are being issued by the Issuers only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S. After such initial offers, Initial Notes that are Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S or to the Issuers, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. Initial Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Note Custodian for the Depositary, and registered in the name of the Depositary, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. Early termination of the Restricted Period may be effectuated upon receipt by the Trustee of (i) a written certificate from the Depositary certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a QIB Global Note bearing a Restricted Notes Legend, all as contemplated by Section 2.6(e) hereof); and (ii) an Officer’s Certificate from the Issuers. Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Note, as more fully provided in Section 2.16.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary or its nominee.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.

(d) Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2. Execution and Authentication.

An Officer shall sign the Notes for the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuers signed by one Officer directing the Trustee to authenticate and deliver the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (an “Authentication Order”) and an Opinion of Counsel, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.17 hereof.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuers or an Affiliate of the Issuers.

SECTION 2.3. Registrar; Paying Agent.

The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents; provided, however, that at all times there shall be only one Note Register. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Parent, the Issuers or any of their Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and initially appoint the Corporate Trust Office of the Trustee as the office or agency of the Issuers for such purposes and as the office or agency of the Issuers where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served and the Trustee as the agent of the Issuers to receive such notices and demands.

The Issuers initially appoint DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuers in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money. If an Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of events specified in Section 6.1(9) hereof, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Issuers shall otherwise comply with TIA § 3 12(a).

SECTION 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note constituting a Restricted Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as Note Custodian and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners (or the requesting Beneficial Owners in the case of clause (ii) immediately below) in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Issuers within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary or a Beneficial Owner in a Global Note to issue such Certificated Notes.

(c) In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and, upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d) The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Legends. The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Restricted Notes Legend. Unless and until (x) a Note is exchanged for an Exchange Note or sold in connection with an effective shelf registration statement pursuant to the Registration Rights Agreement or (y) the Parent determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee and a letter of representation of the Issuers reasonably satisfactory to the Trustee to the effect that the following legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) (a) TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), (ii) TO THE ISSUERS, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(ii) Global Note Legend. Each Global Note, whether or not an Exchange Note, Restricted Global Note or Unrestricted Global Note, shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN

CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6(e)(iv) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(b) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(iv) Intercreditor Legend. Each Note shall bear a legend in substantially the following form:

“ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS EVIDENCED BY THIS PROMISSORY NOTE, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, AND CERTAIN OF THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO THE PROVISIONS

OF THE INTERCREDITOR AGREEMENT DATED AS OF DECEMBER 17, 2009, (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BY AND AMONG WELLS FARGO FOOTHILL, LLC, AS SENIOR ABL AGENT, WELLS FARGO FOOTHILL, LLC, AS SENIOR TERM LOAN AGENT, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS JUNIOR AGENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS PROMISSORY NOTE, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.”

(v) At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(f) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.10, 4.14, 4.20 and 9.5 hereto).

(iii) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v) [Reserved].

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Issuers shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2 hereof. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(viii) Each Holder agrees to provide reasonable indemnity satisfactory to the Issuers and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.7. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Issuers and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the requirements set forth in Section 2.2 are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Trustee receives documentation that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer, the Parent, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9. Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Parent or by any Affiliate of the Parent shall be considered as though not outstanding, except for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent. Notwithstanding the foregoing, Notes that are to be acquired by the Parent or an Affiliate of the Parent pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10. Temporary Notes.

Until Certificated Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes upon receipt of an Authentication Order. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall upon receipt of a written order of the Issuers signed by two Officers authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation.

The Issuers at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuers may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7 hereof, the Issuers may not issue new Notes to replace Notes that they have redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuers, unless by a written order, signed by an Officer of the Issuers, the Issuers shall direct that cancelled Notes be returned to it.

SECTION 2.12. Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1 hereof. The Issuers shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Issuers (or the Trustee, in the name and at the expense of the Issuers) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13. Record Date.

The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 3 16(c).

SECTION 2.14. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15. CUSIP Number.

The Issuers in issuing the Notes may use a “CUSIP” and/or ISIN or other similar number, and if they do so, the Issuers may use the CUSIP and/or ISIN or other similar number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuers shall promptly notify the Trustee of any change in the CUSIP and/or ISIN or other similar number.

SECTION 2.16. Special Transfer Provisions.

Unless and until a Restricted Note is exchanged for an Exchange Note or sold in connection with an effective shelf registration statement pursuant to the Registration Rights Agreement, the following provisions shall apply:

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Note (other than pursuant to Regulation S):

(i) The Registrar shall register the transfer of a Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto.

(ii) If the proposed transferee is an Agent Member and the Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b) Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Restricted Note pursuant to Regulation S:

(i) The Registrar shall register any proposed transfer of a Restricted Note pursuant to Regulation S by a Holder upon receipt from the proposed transferor of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto.

(ii) If the proposed transferee is an Agent Member and the Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such QIB Global Note.

(c) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers shall issue and in accordance with Section 2.2, the Trustee shall authenticate, one or more Global Notes not bearing the Restricted Notes Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes that are Restricted Notes tendered for acceptance in accordance with the Exchange Offer and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Global Notes, the Registrar shall cause the aggregate principal amount of the applicable Restricted Notes to be reduced accordingly, and the Registrar shall deliver to the Persons designated by the Holders of Restricted Notes so accepted Global Notes not bearing the Restricted Notes Legend in the appropriate principal amount.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Unrestricted Notes, the Registrar shall deliver Unrestricted Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Restricted Notes, the Registrar shall deliver only Restricted Notes that bear the Restricted Notes Legend unless the Restricted Notes Legend is no longer required by Section 2.6(e), or the Parent determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee and a letter of representation of the Issuers reasonably satisfactory to the Trustee to the effect that neither such legend nor the related restrictions on transfer are required or appropriate in order to ensure that subsequent transfers of the Notes are effected in compliance with the Securities Act.

(e) General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17. Issuance of Additional Notes.

The Issuers shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and any customary escrow provisions (and, if such Additional Notes shall be issued in the form of Restricted Notes, other than with respect to transfer restrictions, any registration rights and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9. The Initial Notes and any Additional Notes and all Exchange Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuers shall each set forth in a resolution of their respective Boards of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information and documents:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue;

(3) whether such Additional Notes shall be Restricted Notes;

(4) an Authentication Order; and

(5) an Opinion of Counsel.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1. Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Sections 3.7 or 3.10 hereof, they shall furnish to the Trustee, not less than 30 days nor more than

60 days before a date fixed for redemption (the “redemption date”), an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the Redemption Price and (v) in the case of redemptions pursuant to Section 3.10, the additional representations required in connection therewith.

If the Issuers or the Parent, as applicable, are required to make an Offer to Purchase pursuant to Section 4.10, 4.14 or 4.20 hereof, they or the Parent, as the case may be, shall furnish to the Trustee, not less than 30 days nor more than 60 days before the scheduled purchase date, an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the Offer to Purchase shall occur, (ii) the terms of the Offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Parent or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $10.0 million, (b) an Event of Loss has occurred and there are Excess Proceeds aggregating more than $10.0 million or (c) a Change of Control has occurred, as applicable.

SECTION 3.2. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in a manner that complies with applicable requirements of the Depositary); provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be sent electronically or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuers in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000.

SECTION 3.3. Notice of Redemption.

Subject to the provisions of Section 3.9, at least 30 days but not more than 60 days before a redemption date, the Issuers shall send or cause to be sent by electronic transmission or by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the Redemption Price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name, telephone number and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6) that, unless the Issuers default in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at the Issuers’ expense; provided, however, that the Issuers shall have delivered to the Trustee at least 45 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph. The notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by electronic transmission or by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

The Issuers may provide in any notice delivered in connection with any such redemption that payment of the redemption price and performance of the Issuers’ obligations may be performed by another Person; provided that the Issuers shall not be relieved of their obligations thereby.

SECTION 3.4. Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to but excluding such date. A notice of redemption may not be conditional.

SECTION 3.5. Deposit of Funds for Payment of Redemption Price.

On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10, 4.14 or 4.20, the Issuers shall deposit with the Trustee or with the Paying Agent (other than the Issuers or an Affiliate of an Issuer) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers, upon written request, including the transfer instructions, any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered pursuant to an Offer to Purchase are paid or the Issuers have deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Offer to Purchase (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal amount from the redemption or purchase date until such principal amount is paid, and to the extent lawful on any interest not paid on such unpaid principal amount, in each case, at the rate provided in the Notes and in Section 4.1 hereof.

SECTION 3.6. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and in accordance with Section 2.2, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.7. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to December 15, 2012, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) In addition, the Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after December 15, 2012, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on December 15 of the years indicated:

Year	Redemption Price
2012	103.875%
2013	101.938%
2014 and thereafter	100.000%

(c) In addition to the optional redemption provisions of the Notes in accordance with the provisions of the preceding paragraphs, prior to December 15, 2012, the Issuers may, with the net proceeds of one or more Qualified Equity Offerings, on one or more occasions, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 107.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuers or their Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(d) In addition, at any time and from time to time prior to December 15, 2012, the Issuers may redeem up to 10% per year of the original aggregate principal amount of the Notes issued under this Indenture at a redemption price of 103.0% of the principal amount thereof, plus accrued and unpaid interest to the applicable redemption date.

(e) The Parent and its Subsidiaries may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with this Indenture and compliance with all applicable securities laws.

SECTION 3.8. Mandatory Redemption.

Except as set forth in Sections 4.10, 4.14 and 4.20 hereof, neither the Parent nor the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.9. Offer to Purchase.

In the event that the Issuers shall be required to commence an Offer to Purchase pursuant to Section 4.10, 4.14 or 4.20, the Issuers shall follow the procedures specified below.

Unless otherwise required by applicable law, an Offer to Purchase shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of delivering of such Offer, and a settlement date (the “Purchase Date”) for the purchase of Notes within five (5) Business Days after the Expiration Date. On the Purchase Date, the Issuers shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10, 4.14 or 4.20 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Issuers shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee in its sole discretion) prior to the delivering of the Offer of the Issuers’ obligation to make an Offer to Purchase, and the Offer shall be sent electronically or mailed by the Issuers or, at the Issuers’ request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (New York City time) on each Purchase Date, the Issuers shall irrevocably deposit with the Trustee or Paying Agent (other than the Issuers or an Affiliate of an Issuer) immediately available funds equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Issuers shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Trustee the Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.9. The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, plus any accrued and unpaid interest thereon, and the Issuers shall issue and in accordance with Section 2.2, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unpurchased portion of such Holder’s Notes surrendered; provided that each such new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date to the extent permitted by applicable laws.

The Issuers shall comply with the requirements of any applicable securities laws and any regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with Sections 3.9, 4.10, 4.14 or 4.20 of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under Section 3.9, 4.10, 4.14 or 4.20, as applicable, by virtue of such compliance.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

SECTION 3.10. Redemption for Tax Reasons.

(a) The Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable), at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption, and all Additional Amounts (if any) then due and which will become due on the date of redemption as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, an Issuer has become or would become obligated to pay any Additional Amounts in respect of the Notes, and such Issuer cannot avoid any such payment obligation by taking reasonable measures available to it, and the requirement arises as a result of:

(i) any change in or amendment to the laws (or regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction, or

(ii) any change in or amendment to any official position regarding the application or interpretation of the laws, treaties, regulations or rulings of any relevant Tax Jurisdiction,

which change or amendment is announced and becomes effective on or after the Issue Date (or, if the applicable relevant Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date).

(b) Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the Trustee an opinion of independent tax counsel to the effect that there has been such amendment or change which would entitle the Issuers to redeem the Notes hereunder. In addition, before the Issuers publish or mail notice of redemption of the Notes as described above, they will deliver to the Trustee an Officers’ Certificate to the effect that they cannot avoid their obligation to pay Additional Amounts by the Issuers taking reasonable measures available to them.

ARTICLE IV

COVENANTS

SECTION 4.1. Payment of Notes.

(a) The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Parent or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2.0% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

(c) (i) All payments made by an Issuer under or with respect to the Notes or any of the Guarantors with respect to any Guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto) (“Taxes”) unless the withholding or deduction of such Taxes is then required by law in any applicable jurisdiction or political subdivision thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which an Issuer or any Guarantor is then organized, engaged in business for tax purposes or resident for tax purposes or any political subdivision thereof or therein having the power to tax or (2) any jurisdiction from or through which payment is made by or on behalf of an Issuer or any Guarantor or any political subdivision thereof or therein having the power to tax (each, a “Tax Jurisdiction”) shall at any time be required to be made from any payments made by an Issuer under or with respect to the Notes or any of the Guarantors with respect to any Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the relevant Issuer or Guarantor, as applicable, shall pay to each Holder of Notes that are outstanding on the date of the required payment, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by each holder after such withholding, deduction or imposition (including any such withholding, deduction or imposition from such Additional Amounts) shall not be less than the amount each Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts shall be payable with respect to:

(A) a payment made to a holder of the Notes with which the Issuers do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(B) any Taxes, to the extent such Taxes would not have been imposed but for the Holder or beneficial owner of the Notes being or having been a “10-percent shareholder” of Bumble Bee Foods, LLC, Bumble Bee Capital Corp. or Bumble Bee Holdings, Inc. as defined in section 871(h)(3) of the Code, or any successor provision;

(C) any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the Holder or the beneficial owner of the Notes and the relevant Tax Jurisdiction (other than the mere acquisition, ownership, holding or disposition of such Note, the enforcement of rights under such Note or under a Guarantee or the receipt of any payments in respect of such Note or a Guarantee);

(D) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following an Issuer’s written request addressed to the Holder or beneficial owner at least 30 days before any such withholding or deduction would be payable to the Holder or beneficial owner, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally entitled to provide such certification or documentation;

(E) any estate, inheritance, gift, sales, transfer or personal property tax or any similar Taxes;

(F) if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had such holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(G) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(H) any withholding or deduction that is imposed on a payment to an individual and that is required to made pursuant to the European Council Directive on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”) or is required to be made pursuant to the Agreement between the European Community and the Swiss Confederation dated October 26, 2004 providing for the measures equivalent to those laid down in the EU Savings Tax Directive (the “EU-Swiss Savings Tax Agreement”) or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreement; or

(I) any combination of the above clauses in this Section 4.1 (c)(i).

(ii) The relevant Issuer or Guarantor, as applicable, shall also:

(A) make such withholding or deduction, and

(B) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(iii) The relevant Issuer or Guarantor, as applicable, shall use its commercially reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The relevant Issuer or Guarantor, as applicable, shall furnish, within 30 days after the date the payment of any Taxes are due pursuant to applicable law, to the Trustee (or to a Holder of Notes upon request) certified copies of Tax receipts, if any, evidencing that such payment has been made by such Issuer or Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

(iv) The Issuers and the Guarantors shall indemnify and hold harmless each Holder of Notes that are outstanding on the date of the required payment from all Taxes (other than any Taxes excluded under clauses (A)-(I) of Section 4.1 (c)(i)) and upon written request reimburse each such Holder for the amount of:

(A) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes,

(B) any liability (including penalties, interest and expense) arising therefrom or with respect thereto, and

(C) any Taxes imposed with respect to any reimbursement under clause (A) or (B) of this Section 4.1 (c)(iv).

(v) In addition to the foregoing, the Issuers and the Guarantors shall also pay and indemnify each Holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, this Indenture, any Guarantee or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Guarantee.

(vi) At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if an Issuer or a Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the relevant Issuer or Guarantor, as applicable, shall deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts shall be payable, and the amounts so payable and shall set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of the Notes on the payment date (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the relevant Issuer or Guarantor shall notify the Trustee promptly thereafter).

(vii) Whenever in this Indenture there is mentioned, in any context:

(A) the payment of amounts based upon the principal amount of the Notes,

(B) the payment of principal (and premium, if any),

(C) purchase prices in connection with a repurchase of Notes,

(D) interest and Additional Interest, if any, or

(E) any other amount payable under or with respect to any of the Notes or any Guarantee,

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(viii) The above obligations shall survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner of the Notes, and shall apply, mutatis mutandis, to any jurisdiction in which any successor Person to an Issuer or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Guarantee) and any department or political subdivision thereof or therein.

SECTION 4.2. Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.3 hereof. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Issuers hereby appoint the Trustee their agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.3 hereof.

SECTION 4.3. Provision of Financial Information.

So long as any Notes are outstanding, the Parent will furnish to the Holders of Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Parent’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Parent were required to file such reports.

Notwithstanding the foregoing, (a) the Parent may satisfy its obligations to deliver the information and reports referred to in clauses (1) and (2) above by filing the same with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors, (b) unless required by the rules and regulations of the Commission, no certifications or attestations concerning disclosure controls and procedures or internal controls, and no certifications, that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required at any time when the Parent would not otherwise be subject to such statute and (c) nothing contained in this Indenture shall otherwise require the Parent to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute. In addition for so long as any Notes remain outstanding, the Parent and the Guarantors will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

SECTION 4.4. Compliance Certificate.

The Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Parent and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture (including, with respect to any Restricted Payments made during such year, the basis upon which the calculations required by Section 4.7 hereof were computed, which calculations may be based upon the Parent’s latest available financial statements), and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Parent is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Parent is taking or proposes to take with respect thereto.

The Parent shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Parent is taking or proposes to take with respect thereto.

SECTION 4.5. Taxes.

The Parent shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6. Stay, Extension and Usury Laws.

The Parent covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Parent and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(ii) after giving effect to such Restricted Payment on a pro forma basis, the Parent would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under Section 4.9; and

(iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi) (vii), (viii), (ix), (x) (except for Management Fees), (xi) and (xii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

(1) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Parent accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal quarter during which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Parent subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Parent, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Parent) (other than net cash proceeds to the extent such net cash proceeds have been used to incur Debt pursuant to clause (xiii)(b) of the definition of “Permitted Debt”), plus

(3) the amount by which Debt of the Parent is reduced on its balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent) subsequent to the Issue Date of any Debt of the Parent into Qualified Capital Interests of the Parent (less the amount of any cash, or other property, distributed by the Parent upon such conversion or exchange); plus

(4) 100% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, in any Person, resulting from (i) payments of interest on Debt, dividends, repayments of loans or advances, or any sale or disposition of such Investments (but only to the extent such items are not included in the calculation of Consolidated Net Income), in each case to the Parent or any Subsidiary from any Person, or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any Person the amount of Investments previously made by the Parent or any Restricted Subsidiary in such Person subsequent to the Issue Date.

(b) Notwithstanding the foregoing provisions, the Parent and its Restricted Subsidiaries may take the following actions; provided that, in the case of clause (iv) below of this Section 4.7(b), immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend on Capital Interests in the Parent or a Restricted Subsidiary within 60 days after the declaration thereof if at the declaration date such payment was permitted by the foregoing provisions of this Section 4.7;

(ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Parent or any direct or indirect parent of the Parent by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to the Parent or a Restricted Subsidiary of the Parent) of other Qualified Capital Interests of the Parent to the extent contributed to the common equity capital of the Parent or a Restricted Subsidiary of the Parent;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Parent or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Parent) of (x) new subordinated Debt of the Parent or such Guarantor, as the case may be, Incurred in accordance with this Indenture or (y) of Qualified Capital Interests of the Parent;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Parent or any direct or indirect parent of the Parent (or any payments to a direct or indirect parent of the Parent for the purposes of permitting any such repurchase) held by employees or former employees of the Parent or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $5.0 million in any calendar year; provided, further, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (iv) not to exceed $10.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Parent or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Parent or any direct or indirect parent of the Parent (to the extent contributed to the Parent) to employees of the Parent and its Restricted Subsidiaries that occurs after the Issue Date; provided, further, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under (a)(iii) of this Section 4.7; plus (B) the cash proceeds of key man life insurance policies received by the Parent and its Restricted Subsidiaries after the Issue Date (provided, however, that the Parent may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (iv) in any calendar year and, to the extent any payment described under this clause (iv) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);

(v) repurchase of Capital Interests deemed to occur upon the cashless exercise of stock options, warrants or other convertible or exchangeable securities;

(vi) the extension of credit that constitutes intercompany Debt, the Incurrence of which was permitted pursuant to Section 4.9 and all payments with respect to such intercompany Debt;

(vii) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Parent or a Restricted Subsidiary or any direct or indirect parent of the Parent;

(viii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Parent or any Restricted Subsidiary issued or Incurred in compliance with Section 4.9 to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(ix) so long as Canco is treated as a partnership or pass-through entity for U.S. federal income tax purposes, make distributions (through any direct or indirect, wholly-owned Subsidiary of Connors) to Connors in an amount equal to the product of (A) the net taxable income of Connors attributable to its ownership in Canco, as determined for U.S. federal income tax purposes, for a particular taxable period after taking into account all available credits and deductions of the Parent or any Restricted Subsidiary, as applicable, and (B) the greater of (x) the maximum combined United States federal, New York State and New York City tax rate applicable during such period to such item of income if included in income by an individual resident of New York City, and (y) the maximum combined United States federal, New York State and New York City tax rate applicable during such period to such item of income if included as New York source income by a corporation doing business in New York City; provided that the Parent and its Restricted Subsidiaries may make any such distribution no more frequently than four times per fiscal year;

(x) make dividends or distributions to Connors for the purpose of permitting Connors to make the payments expressly permitted by Section 4.11(b)(x);

(xi) Restricted Payments not to exceed $2.0 million per year to pay indemnities of officers and directors of any indirect parent of the Parent (including payments in respect of directors’ and officers’ liability insurance), fees, costs and expenses of officers, managers and directors of any parent of the Parent and, without duplication of any other amounts permitted hereunder, tax liabilities of (or attributable to) any parent of the Parent or to pay any other fees, costs and expenses of the Parent or any parent of the Parent (including any indemnities, fees, costs and expenses payable to the members of the Board of Directors of the Parent, but excluding any fees, costs and expenses payable under the Management Agreement); and

(xii) other Restricted Payments not in excess of $25.0 million in the aggregate since the Issue Date.

(c) If the Parent makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Parent, would be permitted under the requirements of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustment made in good faith to the Parent’s financial statements affecting Consolidated Net Income.

(d) If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to (a)(iii) of this Section 4.7, in each case to the extent such Investments would otherwise be so counted.

(e) If the Parent or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 4.10, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

(f) For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

(g) In the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including, without limitation, Section 4.7(a), the Issuers, in their sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

SECTION 4.8. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture or any law, rule, regulation or order) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Parent or any Restricted Subsidiary or pay any Debt or other obligation owed to the Parent or any Restricted Subsidiary, (ii) make loans or advances to the Parent or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Parent or any Restricted Subsidiary.

(b) However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(i) any encumbrance or restriction in existence on the Issue Date, including those required by the ABL Credit Agreement and the Term Loan Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Parent, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(ii) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(iii) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Parent on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(iv) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (i) through (iii), so long as the encumbrances and restrictions contained in any such refinancing agreement are not materially less favorable, taken as a whole, to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Parent;

(v) customary provisions restricting subletting or assignment of any lease, contract, or license of the Parent or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(vi) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(vii) any encumbrance or restriction under this Indenture, the Notes, the Note Guarantees and the Security Documents;

(viii) any encumbrance or restriction upon the sale of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(ix) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(x) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(xi) any instrument governing Debt or Capital Interests of a Person acquired by the Parent or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Debt, such Debt was permitted by the terms of this Indenture to be incurred;

(xii) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (a)(iii) of this Section 4.8;

(xiii) Liens securing Debt otherwise permitted to be incurred under this Indenture, including pursuant to Section 4.12, that limit the right of the debtor to dispose of the assets subject to such Liens;

(xiv) any encumbrance or restriction existing under or by reason of contractual requirements in connection with a Qualified Receivables Transaction; and

(xv) any other agreement governing Debt entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date.

Nothing contained in this Section 4.8 shall prevent the Parent or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.12 or (ii) restricting the sale or other disposition of property or assets of the Parent or any of its Restricted Subsidiaries that secure Debt of the Parent or any of its Restricted Subsidiaries Incurred in accordance with Section 4.9 and Section 4.12 hereof.

SECTION 4.9. Limitation on Incurrence of Debt.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Parent and any of its Restricted Subsidiaries that is an Issuer or Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four-Quarter Period had been Incurred and the proceeds thereof had been applied at the beginning of the Four-Quarter Period, and any other Debt repaid since the beginning of the Four-Quarter Period had been repaid at the beginning of the Four-Quarter Period, would be greater than 2.0:1 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

(b) If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four-Quarter Period) to (x) the Incurrence of such Acquired Debt or such other Debt by the Parent or any of its Restricted Subsidiaries and (y) the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

(c) Notwithstanding Section 4.9(a), the Parent and its Restricted Subsidiaries may Incur Permitted Debt.

(d) For purposes of determining any particular amount of Debt under this Section 4.9, Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 4.9, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under the first paragraph of this Section 4.9, the Parent, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt; provided that Debt incurred under the ABL Credit Agreement and the Term Loan Credit Agreement on or before the Issue Date shall be deemed to be incurred under clause (i) of the definition of “Permitted Debt.”

(e) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this Section 4.9.

(f) Notwithstanding anything to the contrary herein, the maximum amount of Debt that may be outstanding pursuant to this Section 4.9 will not be deemed exceeded due to the results of fluctuations in exchange rates or currency values. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred.

(g) The Parent and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees at least to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.

SECTION 4.10. Limitation on Asset Sales.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by the Parent or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Parent or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Parent or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion.

(b) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Parent (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(1) to repay Debt under the Credit Facilities;

(2) to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Parent;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture;

(4) to acquire other assets (other than inventory) that are used or useful in a Permitted Business;

(5) to repay or repurchase Debt secured by the assets of the Parent or any Restricted Subsidiaries; or

(6) in any combination of the foregoing;

provided that, in the case of clauses (2), (3) or (4) of this Section 4.10(b), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Parent or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of the end of such 360-day period (an “Asset Sale Acceptable Commitment”) and, in the event such Net Cash Proceeds are not so applied within such 180-day period, or any Asset Sale Acceptable Commitment is cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute Excess Proceeds.

Notwithstanding the foregoing, to the extent that the assets that were subject of such Asset Sale constituted Collateral, such replacement assets acquired pursuant to clauses (2), (3) and (4) of this Section 4.10(b) shall also be required to constitute Collateral.

(c) Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Parent will, within 30 days, (x) make an Offer to Purchase to all Holders of Notes (on a pro rata basis to each series of Notes), (y) in the case of Excess Proceeds which are received as a result of an Asset Sale of Collateral, to the holders of any Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to Asset Sales and (z) in the case of Excess Proceeds which are not received as a result of an Asset Sale of Collateral, to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to Asset Sales, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Parent may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other Permitted Additional Pari Passu Obligations (in the case of Net Cash Proceeds from Collateral) or Notes and other pari passu debt (in the case of any other Net Cash Proceeds) tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and, if applicable, Permitted Additional Pari Passu Obligations and other pari passu debt, to be purchased on a pro rata basis among each series. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

(d) The Parent will comply with the applicable requirements of Rule 14e- 1under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Parent will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Parent or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Parent or such Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Parent delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Parent approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Parent must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an “Independent Financial Advisor”) stating that the transaction is fair to the Parent or such Restricted Subsidiary, as the case may be, from a financial point of view.

(b) The foregoing limitation does not limit, and shall not apply to:

(i) Restricted Payments that are permitted by the provisions of this Indenture pursuant to Section 4.7 and Permitted Investments permitted under this Indenture;

(ii) the payment of reasonable and customary fees and indemnities and other benefits to members of the Board of Directors of the Parent or a Restricted Subsidiary who are directors;

(iii) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Parent or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(iv) transactions between or among the Parent and/or its Restricted Subsidiaries;

(v) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, directors, officers, employees or members of management of the Parent or Connors or any Restricted Subsidiary of the Parent;

(vi) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not materially less favorable, taken as a whole, to the Holders of the Notes;

(vii) the Transactions and the payment of all fees and expenses in connection therewith;

(viii) any contribution of capital to the Parent;

(ix) transactions permitted by, and complying with the provisions of Section 5.1 hereof;

(x) the payment, pursuant to the Management Agreement dated November 18, 2008 among the Parent, the Subsidiaries of the Parent and the Sponsor (as amended from time to time, the “Management Agreement”) of:

(1) management, consulting, monitoring, and advisory fees to Sponsor or its Affiliates not to exceed $500,000 per annum, so long as no Default or Event of Default has occurred and is continuing or would result therefrom (the “Management Fees”); provided that if at any time any such Management Fees to Sponsor or its Affiliates are not permitted to be paid as a result of the existence of a Default or an Event of Default, then (A) such amounts shall continue to accrue, and (B) any such amounts that have accrued but which were not permitted to be paid may be paid at any time after such Default or Event of Default is cured or waived and, if both before and after giving effect to such payment, no Default or Event of Default has occurred and is continuing;

(2) so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, any financial advisory, financing, underwriting, or placement fee not to exceed 1.0% of the aggregate enterprise value of any transaction structured by the Sponsor involving the Parent or any of its Subsidiaries pursuant to the terms of the Management Agreement; provided that if at any time any such fee to Sponsor or its Affiliates is not permitted to be paid as a result of the existence of a Default or an Event of Default, then such fee shall continue to accrue, and may be paid at any time after such Default or Event of Default is cured or waived and, if both before and after giving effect to such payment, no Default or Event of Default has occurred and is continuing; and

(3) reasonable and documented out-of-pocket expenses and the indemnities payable pursuant to the Management Agreement;

(xi) any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(xii) loans and advances to employees in the ordinary course of business and consistent with past practice; and

(xiii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are not materially less favorable to the Parent or such Restricted Subsidiary, as the case may be, as determined in good faith by the Parent, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Parent.

SECTION 4.12. Limitation on Liens.

The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist any Liens of any kind, on or with respect to the Collateral except Permitted Collateral Liens. The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist any Liens of any kind, except Permitted Liens, on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom other than Collateral without securing the Notes and all other amounts due under this Indenture equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien; provided that if the Debt so secured is subordinated by its terms to the Notes or a Note Guarantee, the Lien securing such Debt will also be so subordinated by its terms to the Notes and the Guarantees at least to the same extent.

SECTION 4.13. Limitation on Sale and Leaseback Transactions.

The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as evidenced by a resolution of the Board of Directors of the Parent and the applicable Subsidiary;

(ii) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Parent and such Restricted Subsidiary comply with Section 4.9; and

(iii) at or after such time the Parent and such Restricted Subsidiary also comply with Section 4.10.

SECTION 4.14. Offer to Purchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Issuers have exercised their rights to redeem all of the Notes in accordance with Section 3.7, the Issuers will make an Offer to Purchase (the “Change of Control Offer”) all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest to but not including the Purchase Date (the “Change of Control Payment”). For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Issuers commence an Offer to Purchase for all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

(b) The Change of Control provisions described in Section 4.14(a) will be applicable whether or not any other provisions of this Indenture are applicable. Except as described in Section 4.14(a) with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(c) The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) The Issuers are required to comply with the applicable requirements of Rule 14e- 1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

(e) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Change of Control Offer.

SECTION 4.15. Corporate Existence.

Subject to Section 4.14 and Article V hereof, as the case may be, the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect its partnership existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Parent and its Subsidiaries; provided that the Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Subsidiaries, if the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16. Business Activities.

The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

SECTION 4.17. Additional Note Guarantees.

After the Issue Date, the Parent shall cause each of its newly created or acquired domestic Restricted Subsidiaries, within 30 calendar days of such creation or acquisition, that (x) is not a Subsidiary of an Issuer and (y) is a Subsidiary of an Issuer and in the case of this clause (y):

(a) guarantees any Debt of the Parent or any of its Domestic Restricted Subsidiaries; or

(b) Incurs any Debt pursuant to the first paragraph of Section 4.9 or clause (i) or (xvii) of the definition of “Permitted Debt,” in each case to (i) guarantee the Notes, (ii) execute and deliver to the Trustee supplements to the Security Documents or new Security Documents necessary to grant a security interest to the Collateral Agent in the Collateral of such Domestic Restricted Subsidiary, take all actions required by the Security Documents to perfect the Liens created thereunder and deliver all such documents to the Trustee and (iii) deliver to the Trustee an Opinion of Counsel that such Note Guarantee and such Security Documents have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid and binding and enforceable obligations of such Domestic Restricted Subsidiary.

SECTION 4.18. Limitation on Creation of Unrestricted Subsidiaries.

(a) The Board of Directors of the Parent may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Parent; provided that either:

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) the Parent could make a Restricted Payment at the time of designation in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.7 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

(b) An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred pursuant to Section 4.9 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12. For the avoidance of doubt, all Subsidiaries of the Parent that are not Subsidiaries of the Issuers shall at all times be Restricted Subsidiaries.

SECTION 4.19. Maintenance of Properties; Insurance; Books and Records.

(a) Subject to, and in compliance with, the provisions of Article X, the Issuers shall cause all material properties used or useful in the conduct of their business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that the Issuers shall not be obligated to make such repairs, renewals, replacements, betterments and improvements that would not result in a material adverse effect on the ability of the Issuers and the Guarantors to satisfy their Obligations under the Notes, the Guarantees and this Indenture.

(b) The Issuers shall maintain, and shall cause the Guarantors to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size in the locations where such business is conducted, including property and casualty loss, workers’ compensation and interruption of business insurance.

(c) The Issuers shall cause any property and casualty insurance policies with respect to the Mortgaged Property to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, which endorsement or policy shall provide that, from and after the Issue Date, if the insurance carrier shall have received written notice from the Trustee of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Issuers and the Guarantors under such policies directly to the Trustee; cause all such policies to provide that neither the Parent, the Trustee nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” or in the case of a policy insuring equipment, to contain an “Actual Cost Endorsement,” or similar endorsement without any deduction for depreciation, and such other provisions as may be customary with companies in the same or similar businesses to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Trustee; cause each such policy to provide that it shall not be canceled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Trustee; deliver to the Trustee, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Trustee), or insurance certificate with respect thereto, together with evidence reasonably satisfactory to the Trustee of payment of the premium therefor.

SECTION 4.20. Events of Loss.

(a) If an Event of Loss occurs, the Parent or the affected Restricted Subsidiary, as the case may be, shall apply and the Parent shall cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Event of Loss within 360 days of receipt thereof either:

(1) to repay Debt under the Credit Facilities;

(2) to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Parent;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of this Indenture;

(4) to acquire other assets (other than inventory) that are used or useful in a Permitted Business;

(5) to repay or repurchase Debt secured by the assets of the Parent or any Restricted Subsidiaries; or

(6) in any combination of the foregoing;

provided that, in the case of clause (2), (3) or (4) of this Section 4.20(a), a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Parent or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of the end of such 360-day period (an “Event of Loss Acceptable Commitment”) and, in the event such Net Cash Proceeds are so applied within such 180-day period, or any Event of Loss Acceptable Commitment is cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute Excess Proceeds.

Notwithstanding the foregoing, to the extent that such assets that were subject to such Event of Loss constituted Collateral, such replacement assets acquired pursuant to clauses (2), (3) and (4) of this Section 4.20(a) shall also be required to constitute Collateral.

(b) Any Net Cash Proceeds from Events of Loss that are not applied or invested as provided in Section 4.20(a) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Parent will, within 30 days, make an Offer to Purchase to (x) all Holders of Notes (on a pro rata basis to each series of Notes), (y) in the case of Excess Proceeds which are received as a result of an Event of Loss of Collateral, to the holders of any Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to Events of Loss, and (z) in the case of Excess Proceeds which are not received as a result of an Event of Loss of Collateral, to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to Events of Loss, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Parent may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes, Permitted Additional Pari Passu Obligations and other pari passu debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and, if applicable, Permitted Additional Pari Passu Obligations and other pari passu debt to be purchased on a pro rata basis among each series. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

(c) The Parent will comply with the applicable requirements of Rule 14e- 1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Event of Loss provisions of this Indenture, the Parent will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Event of Loss provisions of this Indenture by virtue of such compliance.

SECTION 4.21. Payments for Consent.

The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement or the Registration Rights Agreement unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.22. Limitation on Activities of the Finance Co-Issuer.

The Finance Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Capital Interests to the Issuers or any wholly owned Restricted Subsidiary of the Issuers, (2) the incurrence of Debt as a co-obligor or guarantor, as the case may be, of the Notes and any other Debt that is permitted to be Incurred by the Parent under Section 4.9; provided that the net proceeds of such Debt are not retained by the Finance Co-Issuer and (3) activities incidental to the foregoing clauses, including, but not limited to, payment of taxes and administrative activities. Neither the Parent nor any Restricted Subsidiary shall engage in any transactions with the Finance Co-Issuer in violation of the immediately preceding sentence.

SECTION 4.23. Further Assurances.

(a) The Issuers and each Guarantor will do or cause to be done all acts and things which may be required, or which the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders duly created, enforceable and perfected third priority Liens (subject to Permitted Collateral Liens) upon all Collateral.

(b) At any time and from time to time, the Issuers and each Guarantor will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Collateral Agent may reasonably request to grant, perfect or maintain the priority of (subject to Permitted Collateral Liens) the Liens and benefits intended to be conferred as contemplated by the Security Documents for the benefit of the Holders of the Notes and the holders of the Permitted Additional Pari Passu Obligations.

(c) The Issuers and the Guarantors shall comply with Section 2.3 of the Intercreditor Agreement.

SECTION 4.24. Post-Closing Covenant.

(a) The Issuers and the Guarantors shall use their commercially reasonable efforts to, within 120 days of the Issue Date, deliver to the Collateral Agent the following:

(i) Real Property Collateral Documents. A mortgage, debenture, deed of trust, deed to secure debt, assignment of leases and rents, security agreement and fixture filing from the owner or holder of each fee interest in the Mortgaged Property in form and substance substantially similar to the documentation delivered in connection with the mortgages securing the obligations of the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby (each, a “Mortgage”) encumbering each Mortgaged Property in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes executed by the appropriate Issuer(s) and Guarantor(s) and such Mortgage shall be in full force and effect at all times from and after its delivery thereof in accordance with the provisions of this Section 4.24.

(ii) Mortgages. Fully executed counterparts of Mortgages, which Mortgages shall cover the Mortgaged Property, together with evidence that counterparts of all the Mortgages have been (i) delivered to the Title Company (as hereinafter defined) or for recording in all places or (ii) registered in the applicable land registry office, if applicable, to the extent necessary to effectively create a valid and enforceable third-priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, securing the obligations of the Issuers and the Guarantors under this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement (provided that in jurisdictions that impose mortgage recording taxes, such Mortgages shall not secure indebtedness in an amount exceeding 100% of the fair market value of such Mortgaged Property, as reasonably determined, in good faith, by the Parent), subject to (t) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or liens incidental to the conduct of the business of such person or to the ownership of its properties which were not incurred in connection with debt and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such person, (u) general real estate taxes and assessments not yet due and payable or being contested in good faith for which adequate reserves are maintained in accordance with GAAP, provided that the Issuers and Guarantors shall bond over or take any other action necessary or required by the Title Company to delete any exception to title relating to unpaid taxes and assessments, (v) Permitted Collateral Liens, (w) other Liens not securing Debt incidental to the conduct of the business of the Parent or any of the Parent’s subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of the Parent or the Parent’s subsidiaries, (x) any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP; provided that the Issuers and Guarantors shall take any and all commercially reasonable actions necessary or required by the Title Company to delete any exception to title relating thereto, (y) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses are subordinate in all respects to the Liens granted and evidenced by the Security Documents and which do not materially interfere with the ordinary conduct of the business of the Parent or any of its subsidiaries and do not secure any Debt and (z) such other similar items as contained in the documentation securing the obligations under the Term Loan Credit Agreement (the liens described in clauses (t) through (z) of this sentence, collectively, the “Permitted Encumbrances”).

(iii) Title Insurance. With respect to each Mortgage encumbering any Mortgaged Property, a policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable third priority mortgage lien on the Mortgaged Property described therein, in an amount not less than 100% of the fair market value of such Mortgaged Property as reasonably determined, in good faith, by the Parent (such policies collectively, the “Mortgage Policies”) issued by such title insurer in the form used in connection with the Mortgage Policies for the Term Loan Credit Agreement with such changes as are reasonably necessary to reflect the third-priority nature thereof and the transactions contemplated hereby (the “Title Company”), which reasonably assures the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall otherwise be in form and substance substantially similar to the Mortgage

Policies delivered in connection with the mortgages securing the obligations of the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby and shall include, as appropriate, to the extent available at commercially reasonably rates, a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals as used in connection with the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby) as delivered in connection with the mortgages securing the obligations of the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby, including endorsements on matters relating to usury, first loss, last dollar, doing business, environmental lien, usury, contiguity, public road access, survey, subdivision, separate tax lot, so called comprehensive coverage over covenants and restrictions and shall not include an exception for mechanics’ liens or creditors’ rights (if available after using commercially reasonable efforts), and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Initial Purchasers may reasonably request.

(iv) Survey. Evidence that the Issuers and the appropriate Guarantors shall have delivered to the Title Company surveys (or any updates or no change affidavits) reasonably necessary to cause the Title Company to issue the title insurance required pursuant to clause (iii) above.

(v) Fixture Filings. Proper fixture filings under the Uniform Commercial Code on Form UCC-1 for filing under the Uniform Commercial Code in the appropriate jurisdiction in which the Mortgaged Properties are located or under the PPSA in the appropriate jurisdiction in which the Mortgaged Properties are located, desirable to perfect the security interests purported to be created by the Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the holders of the Notes.

(vi) Flood Hazard Determination. A flood hazard determination and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), flood insurance, in favor of the Collateral Agent for its benefit and the benefit of the Trustee, the Collateral Agent and the holders of the Notes, to the extent (including with respect to amounts) required in order to comply with applicable law.

(vii) Insurance. To the extent not delivered pursuant to the Security Agreement, policies or certificates of insurance (including evidence of flood insurance, if applicable) covering the property and assets of the Issuers and the Guarantors, which policies or certificates shall be in form and substance substantially similar to those delivered in connection the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby and reflect the Collateral Agent for its benefit and the benefit of the Collateral Agent and the holders of the Notes, as mortgagee and shall otherwise bear endorsements of the character as delivered in connection with the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority and the transactions contemplated hereby.

(viii) Mortgaged Property Indemnification. Evidence that the Title Company shall have received, with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the Title Company to issue the Mortgage Policy/ies and endorsements contemplated above.

(ix) Canadian Marine Mortgages. Canadian marine mortgages and deeds of covenants or marine agreements or such other form of security in form and substance substantially similar to the mortgages and deeds of covenants or marine agreements or such other form as delivered in connection with the mortgages securing the obligations of the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby (the “Canadian Marine Mortgages”) encumbering all vessels owned by the Issuers and Guarantors (the “Canadian Vessels”) in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes and cause the Canadian Marine Mortgages to be recorded in all places to the extent necessary or to effectively create a valid and enforceable third-priority mortgage lien on each of the Canadian Vessels in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, securing the obligations of the Issuers and the Guarantors under this Indenture, the Security Documents and the Intercreditor Agreement.

(x) Opinions. The opinions of the solicitors for each of the Issuers and Guarantors addressed to the Collateral Agent with respect to the following:

(A) to the extent not covered by the Mortgage Policies, the execution and the delivery of the Mortgages, all registrations in respect of the Mortgages and the enforceability of such Mortgages; and

(B) the execution and the delivery of the Canadian Marine Mortgages, all registrations in respect of the Canadian Marine Mortgages and the enforceability of such Canadian Marine Mortgages,

in form and substance substantially similar to the opinions delivered in connection with the Mortgages and Canadian Marine Mortgages delivered in connection with the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby.

(xi) Security Documents—The Netherlands Fully executed (notarial) pledge deeds (all in full force and effect) governed by Dutch law (or other law, as appropriate) regarding inter alia (i) shares in, respectively, Clover Leaf Seafood B.V. and Clover Leaf

Seafood 2 B.V., (ii) membership rights in Clover Leaf Seafood Coöperatief U.A., (iii) any relevant (intercompany) receivable, claim, etc. of any of the above Dutch entities and arising out of any type of (promissory) note, loan or debt instrument and (iv) any other relevant asset of any of the above Dutch entities granted to either collateral agent under the ABL Credit Agreement or the Term Loan Credit Agreement with such changes as are reasonably required and necessary to reflect the third-priority nature thereof and the transactions contemplated hereby, and any additional documents, (pledge) lists or deeds, updated and signed registers, agreements, powers of attorney, notices, acknowledgements, letter agreements, memoranda, statements and/or certificates as may be ancillary, necessary, required or useful in connection with the above.

(xii) Control Agreements. An Amended and Restated Deposit Account Control Agreement (Lockbox—Without Activation) and an Amended and Restated Deposit Account Control Agreement (Lockbox—With Activation) by the appropriate parties, which shall grant the Collateral Agent Control (as defined in the Security Agreement) over the accounts that the collateral agent for the Term Loan Credit Agreement has Control (as defined in the Security Agreement) over.

(xiii) Insurance. Policy endorsements naming the Collateral Agent as loss payee and additional insured with respect to its insurance and an insurance certificate covering Clover Leaf Holdings Company.

(xiv) Intellectual Property. Evidence of a name change filing at the United States Patent and Trademark Office to reflect the name change of Bumble Bee Seafoods, Inc. to Bumble Bee Foods, LLC.

(xv) Release of Liens on Marine Mortgages. Discharges of the existing vessel mortgages in favor of Ares Capital Corporation.

(xvi) Quebec Security Documents. The Quebec Security documents referred to in Section 6.12(a) hereof and the related opinions.

(b) In connection with the foregoing, the Issuers shall pay all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and other expenses required for the recording of the Mortgages, fixture filings, issuance of the Mortgage Policies and perfecting the security interests referred to above.

ARTICLE V

SUCCESSORS

SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) Neither the Parent nor any Issuer will in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Parent or an Issuer, as the case may be, in which the Parent or an Issuer, as the case may be, is the continuing Person or the merger of a Restricted Subsidiary into or with another

Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Parent and an Issuer and their respective Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Parent or an Issuer shall be the continuing Person or (b) the Person (if other than the Parent or an Issuer) formed by such consolidation or into which the Parent or an Issuer is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Parent or an Issuer (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of such Parent or Issuer under this Indenture; provided that at any time that none of the Issuers or their successors is not a corporation, there shall be a co-issuer of the Notes that is a corporation and (3) shall expressly assume, by a supplement to the applicable Security Documents all obligations of the Parent or such Issuer under the Security Documents and shall take all actions as may be required to cause the Liens in favor of the Collateral Agent as were applicable immediately prior to such transaction;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Parent (or the Surviving Entity if the applicable Issuer is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the provisions described in Section 4.9(a); and

(iv) the Parent delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

(b) Notwithstanding the foregoing, failure to satisfy the requirements of clauses (ii) and (iii) of Section 5.1(a) will not prohibit:

(i) a merger between the Parent or an Issuer and a Restricted Subsidiary that is a wholly owned Subsidiary of the Parent or an Issuer or the merger of a Guarantor into or with another Guarantor; or

(ii) a merger between the Parent or an Issuer and an Affiliate incorporated solely for the purpose of converting the Parent or an Issuer into a corporation organized under the laws of the United States or any political subdivision or state thereof; so long as, in each case, the amount of Debt of the Parent and its Restricted Subsidiaries is not increased thereby.

(c) For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions to the extent any Subsidiary is not already a party, become a Restricted Subsidiary or Unrestricted Subsidiary as provided pursuant to this Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Parent and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon completion of such transaction or series of transactions.

SECTION 5.2. Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of an Issuer or the Parent in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which an Issuer or the Parent is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to an “Issuer” or the “Parent” shall refer instead to the successor corporation and not to the existing Issuer or Parent, as the case may be), and shall exercise every right and power of, an Issuer or the Parent, as the case may be, under this Indenture with the same effect as if such successor Person had been named as an Issuer or the Parent, as the case may be, herein; provided, however, that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

Each of the following constitutes an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest (including Additional Amounts) upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with Section 4.3 and continuance of such failure to perform or comply for a period of 75 days after written notice thereof has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason (other than pursuant to its terms) cease to be, or it shall be asserted by any Guarantor or an Issuer not to be, in full force and effect and enforceable in accordance with its terms or an Issuer or any Guarantor that is a Significant Subsidiary denies in writing the validity of the Liens created pursuant to the Security Documents (other than by reason of a release of such Liens in accordance with the terms of this Indenture);

(5) default in the performance, or breach, of any covenant or agreement of an Issuer or any Guarantor in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) of this Section 6.1) or the Security Documents, and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Parent by the Trustee or to the Parent and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Parent or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $10.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $10.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Parent or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $10.0 million (in excess of applicable insurance with respect to which the insurer has not denied liability), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 90 consecutive days;

(8) any Lien purported to be created by any Security Document shall cease to be a valid and enforceable Lien with respect to Collateral having a fair market value, individually or in the aggregate, of at least $10.0 million, except in accordance with the Security Documents and such failure continues for a period of 45 days after the Parent receives written notice specifying the failure (and demanding that such failure be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; or

(9) (i) the Parent, any Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Parent or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a custodian of the Parent or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Parent or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (9) of Section 6.1 with respect to the Parent or an Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Parent (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture.

(b) In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.1 shall be remedied or cured by the Parent or an Issuer or a Restricted Subsidiary of the Parent or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee or any Holder for the payment of amounts due on the Notes.

(c) If an Event of Default specified in clause (9) of Section 6.1 occurs with respect to the Parent or an Issuer, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

(d) No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy hereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

SECTION 6.3. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5. Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.6. Limitation on Suits.

(a) A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(i) the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Parent;

(ii) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(v) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and outside counsel.

SECTION 6.9. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and outside counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and outside counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and its outside counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

(a) Subject to the terms of the Intercreditor Agreement and the Security Documents, any money collected by the Trustee pursuant to this Article VI and any money or other property distributable in respect of the Issuers’ obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

(i) First: to the Trustee (including any predecessor Trustee) and Collateral Agent, its agents and outside attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii) Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 25% in principal amount of the then outstanding Notes.

SECTION 6.12. Appointment and Authorization of Trustee as Collateral Agent.

(a) The Trustee is hereby designated and appointed as the Collateral Agent of the Holders under the Security Documents, and is authorized as the Collateral Agent for such Holders to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents and (i) to take action and exercise such powers and use such discretion as are expressly required or permitted hereunder and under the Security Documents and all instruments relating hereto and thereto and (ii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Trustee as Collateral Agent by the terms hereof and thereof together with such other powers and discretion as are reasonably incidental hereto and thereto.

For purposes of holding any security (the “Quebec Security”) under the laws of the Province of Quebec and without prejudice to the foregoing paragraph, the Trustee, in its capacity as Collateral Agent, is hereby further designated and appointed as the person holding the power of attorney (fondé de pouvoir) of the Collateral Agent, the Trustee, the Holders and the holders of the Permitted Additional Pari Passu Obligations, the whole as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Issuers and the Guarantors under the laws of the Province of Quebec and to exercise such powers and duties which are conferred upon the Collateral Agent thereunder. Moreover, the Trustee, in its capacity as Collateral Agent, may act as the bondholder and agent with respect to any debenture, note, bond or other title of indebtedness that may be issued under any Deed of Hypothec by any of the Issuers and the Guarantors and pledged pursuant to any pledge of bond agreement in favour of the Collateral Agent, for the benefit of the Collateral Agent, the Trustee, the Holders and the holders of the Permitted Additional Pari Passu Obligations, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec). The execution by the

Collateral Agent, acting as the person holding the power of attorney (fondé de pouvoir) and agent, prior to the execution hereof, of any Quebec Security documents is hereby ratified and confirmed. The Collateral Agent, in such aforesaid capacities shall benefit from and be subject to all provisions hereof with respect to the Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by any Person. Any Person who becomes a Collateral Agent, Trustee, Holder or a holder of the Permitted Additional Pari Passu Obligations shall be deemed to have consented to and confirmed the Collateral Agent as the person holding the power of attorney (fondé de pouvoir) and as mandatary as aforesaid and to have ratified thereupon all actions taken by the Collateral Agent in such capacities. Notwithstanding Section 12.8 hereof, the provisions of this second paragraph of Section 6.12(a) shall also be governed by the laws of the Province of Quebec.

SECTION 6.13. Reliance By Collateral Agent.

(a) Whenever reference is made in this Indenture or the Security Documents to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture or the Security Documents if it shall not have received such advice or concurrence of the Holders (acting in accordance with the Indenture and other Security Documents), as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Indenture or the Security Documents, the Trustee and the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or any Security Document or otherwise exist against the Trustee or the Collateral Agent.

(c) The Trustee and the Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall be under a duty to examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.1.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense, including without limitation, if an Event of Default occurs and is continuing, indemnity expressly covering any claims, damages, losses, liabilities or expenses (including reasonable attorneys fees) incurred by the Trustee arising out of or in connection with the release or presence of any Hazardous Substances on any real property of the Issuers.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust pursuant to Article VIII.

(g) The Trustee shall not be charged with knowledge of any Event of Default unless either (1) a Responsible Officer shall have actual knowledge of such Event of Default or (2) written notice of such Event of Default shall have been received by a Responsible Officer in accordance with the provisions of this Indenture.

SECTION 7.2. Rights of Trustee.

(a) The Trustee, as Trustee and acting in each of its capacities hereunder, may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Issuers mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Parent, the Issuers or a Guarantor shall be sufficient if signed by an Officer of the Parent, each Issuer or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security and indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, at the expense of the Issuers, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Parent or any Guarantor, personally or by agent or attorney at the sole cost of the Issuers, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder.

(i) The Trustee may request that the Parent deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) Any notice, request, demand, instruction or similar communication to the Trustee, Collateral Agent or Agent shall be in writing and delivered in compliance with Section 12.2.

SECTION 7.3. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in Section 310(b) of the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, and it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital in any document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

SECTION 7.5. Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send electronically or mail to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6. Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each December 31 beginning with December 31, 2010, and for so long as Notes remain outstanding, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with TIA § 3 13(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 3 13(c).

(b) A copy of each report at the time of its delivery to the Holders shall be mailed or delivered to the Parent and filed with the Commission and each stock exchange on which the Parent has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Parent shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.7. Compensation and Indemnity.

(a) The Issuers shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the parties will agree from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include, but not limited to, the reasonable compensation, disbursements and expenses of the Trustee’s agents and outside counsel.

(b) The Issuers agree to indemnify the Trustee and the Collateral Agent from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out of pocket fees and disbursements of attorneys (other than the allocated costs of internal counsel) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any Mortgaged Property or any Environmental Actions, Environmental Liabilities and costs or Remedial Actions related in any way to any such Mortgaged Property, excluding any such claims, lawsuits or liabilities to the extent resulting from Hazardous Materials first brought on to or released at the Mortgaged Property, or violations of applicable environmental laws, rules, or regulations by the Trustee or the Collateral Agent, after foreclosure by the Trustee or the Collateral Agent under the Security Documents or that resulted from the gross negligence or willful misconduct of an indemnified party.

(c) The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents)

against any and all claims, damage, losses, liabilities or expenses (including attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of one such counsel. The Issuers need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld. Under no circumstances shall the Trustee be liable for any consequential or punitive damages of any kind.

(d) The obligations of the Issuers and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge or termination for any reason of this Indenture or the resignation or removal of the Trustee.

(e) To secure the Issuers’ and the Guarantors’ obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee. Such Lien shall survive the satisfaction and discharge or termination for any reason of this Indenture and the resignation or removal of the Trustee.

(f) In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and outside counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(g) “Trustee” for the purposes of this Section 7.7 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(h) The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8. Replacement of Trustee and Collateral Agent.

(a) A resignation or removal of the Trustee or the Collateral Agent and appointment of a successor Trustee or Collateral Agent, as applicable, shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

(b) The Trustee or the Collateral Agent may resign with 30 days prior written notice at any time and be discharged from the trust hereby created by so notifying the Issuers in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee or the Collateral Agent by so notifying the Trustee or the Collateral Agent with 30 days prior written notice and the Issuers in writing. The Issuers may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10 hereof;

(ii) the Trustee or Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a Custodian or public officer takes charge of the Trustee or its property or the Collateral Agent or its property; or

(iv) the Trustee or the Collateral Agent becomes incapable of acting.

(c) If the Trustee or the Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or Collateral Agent for any reason, the Issuers shall notify each Holder of such event and shall promptly appoint a successor Trustee or Collateral Agent, as applicable; provided however, that in the case of bankruptcy or insolvency, the resigning Trustee or Collateral Agent, as applicable, shall have the right to appoint a successor trustee or collateral agent, as applicable, within ten (10) business days after such notice of resignation if the Issuers have not appointed a successor trustee.

(d) A successor Trustee or Collateral Agent, as applicable, shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Promptly after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.7 hereof, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall deliver notice of its succession to each Holder.

(e) If a successor Trustee or Collateral Agent does not take office within 60 days after the retiring Trustee or Collateral Agent resigns or is removed, the retiring Trustee or Collateral Agent, the Issuers or the Holders of at least 10% in aggregate principal amount of all outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Collateral Agent.

(f) If the Trustee or Collateral Agent fails to comply with Section 7.10 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee or Collateral Agent and the appointment of a successor Trustee or Collateral Agent.

(g) Notwithstanding replacement of the Trustee or Collateral Agent pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee or Collateral Agent.

SECTION 7.9. Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable; provided that such entity be otherwise qualified and eligible under this Article VII.

SECTION 7.10. Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital and surplus of at least $50.0 million as set forth in its most recent annual report of condition.

(b) This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 3 10(a)(l), (2) and (5). If this Indenture becomes qualified under the TIA, the Trustee shall be subject to TIA § 310(b) including the provision in § 3 10(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuers or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11. Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12. Trustee’s Application for Instructions from the Issuers.

Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than twenty Business Days after the date any officer of the Issuers actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13. Payment of Parallel Debt Pursuant to Dutch Law.

(a) In this Section 7.13:

“DBTCA” means Deutsche Bank Trust Company Americas;

“Dutch Security Documents” means any Security Documents governed by the laws of the Netherlands; and

“Principal Obligations” means all present and future Obligations to the extent for the payment of money (whether actual or contingent and whether owed jointly or severally) by the Issuers under this Indenture;

(b) With respect to Dutch Security Documents, and solely for purposes of the laws of the Netherlands:

(i) each Issuer irrevocably and unconditionally undertakes to pay to DBTCA an amount equal to the aggregate of all Principal Obligations due and payable but unpaid (the “Parallel Debt”);

(ii) the Parallel Debt constitutes obligations and liabilities of each Issuer to DBTCA which are separate and independent from, and without prejudice to, the Principal Obligations and the Parallel Debt represents DBTCA’s own independent right to receive payment of the Parallel Debt from each Issuer;

(iii) notwithstanding Section 7.13(b)(ii), if DBTCA receives or recovers any amount in respect of (A) the Parallel Debt, the Principal Obligations decrease by that amount as if that amount was received or recovered directly in payment of the Principal Obligations and, for the avoidance of doubt, (B) the Principal Obligations, the Parallel Debt decreases by that amount as if that amount had been received or recovered directly in payment of the Parallel Debt;

(iv) the parties acknowledge and confirm that the provisions contained in this Section 7.13 shall not be interpreted so as to increase the maximum total amount of the Principal Obligations under this Indenture; and

(v) no Issuer shall repay or prepay Parallel Debt if and as long as it owes Principal Obligations, unless directed to do so by DBTCA and such Issuer is otherwise required to repay or prepay the Principal Obligations hereunder.

SECTION 7.14. Collateral Agent.

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent as if the Collateral Agent were named as the Trustee herein and the Security Documents were named as the Indenture herein.

SECTION 7.15. Co-Trustees; Separate Trustee; Collateral Agent.

(a) At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Issuers, the Collateral Agent and the Trustee shall have power to appoint, and, upon the written request of (i) the Trustee or the Collateral Agent or (ii) the Holders of at least 25% of the outstanding principal amount of the Notes, the Issuers shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, or to act as separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.15.

(b) Should any written instrument from the Issuers be requested by any co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so appointed for more fully confirming to such co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent such property, title, right or power, any and all such instruments shall, on request of such co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent, be executed, acknowledged and delivered by the Issuers.

(c) Any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall agree in writing to be and shall be subject to the provisions of the applicable Security Documents as if it were the Trustee thereunder (it being understood that the Trustee shall also continue to be so subject).

(d) Every co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(i) The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(ii) The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent jointly, or by the Trustee and such co-trustee or separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent jointly as shall be provided in the instrument appointing such co-trustee, separate trustee or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent.

(iii) The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Issuers evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent appointed under this Section 7.15, and, in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent without the concurrence of the Issuers. Upon the written request of the Trustee, the Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.15.

(iv) No co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent hereunder shall be liable by reason of any act or omission of the Trustee, or any other such trustee, co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent hereunder.

(v) The Trustee shall not be liable by reason of any act or omission of any co-trustee, separate trustee, co-collateral agent, sub-collateral agent or separate collateral agent.

(vi) Any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee, separate trustee or co-collateral agent, sub-collateral agent or separate collateral agent, as the case may be.

ARTICLE VIII

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Defeasance or Covenant Defeasance.

The Issuers may at any time elect to have either Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Defeasance and Discharge.

(a) Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “defeasance”). For this purpose, defeasance means that the Issuers shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium, interest and Additional Amounts, if any, on such Notes when payments are due,

(2) the Issuers’ obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Issuers’ right of optional redemption, and

(5) the defeasance provisions of this Indenture.

Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

(b) The Issuers and the Guarantors may terminate the obligations under this Indenture when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) the Issuers have paid or caused to be paid all other sums then due and payable under this Indenture by the Issuers;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

SECTION 8.3. Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.16, 4.17, 4.20, 4.22 and 5.1 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Issuers or any of their Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3) and (5) hereof shall not constitute Events of Default.

SECTION 8.4. Conditions to Defeasance or Covenant Defeasance.

(a) The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

In order to exercise either defeasance or covenant defeasance:

(1) the Issuers must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the good faith judgment of the Chief Financial Officer of the Parent expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuers have made irrevocable arrangements for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuers) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(2) in the case of defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuers are party or by which the Issuers are bound; and

(6) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

(b) Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.4(a)(2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

SECTION 8.5. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.6 hereof, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Parent or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.4 hereof which, in the good faith judgment of the Chief Financial Officer of the Parent expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

SECTION 8.6. Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note that are not applied but remain unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuers on their written request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers.

SECTION 8.7. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuers under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money or non-callable U.S. government obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or non-callable U.S. government obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders of the Notes.

Without the consent of any Holders, the Issuers, the Guarantors and the Trustee (and, if applicable, the Collateral Agent) upon receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee that such supplement or amendment is permitted under this Section 9.1, at any time and from time to time, may enter into one or more indentures supplemental to this Indenture and the Guarantees or amend any Security Document for any of the following purposes:

(1) to evidence the succession of another Person (including a Surviving Entity) to an Issuer and the assumption by any such successor of the covenants of an Issuer in this Indenture and the Guarantees and in the Notes;

(2) to add to the covenants for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuers or Guarantors;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with this Indenture and to add or release assets as Collateral in accordance with this Indenture and the Security Documents (including any releases that are required pursuant to the terms of the Intercreditor Agreement);

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under this Indenture; provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Parent;

(10) to conform the text of this Indenture or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee stating that such text constitutes an unintended conflict with the description of the corresponding provision in the “Description of Notes”;

(11) to effect or maintain the qualification of this Indenture under the TIA;

(12) to secure additional Permitted Additional Pari Passu Obligations pursuant to this Indenture by Liens ranking pari passu with the Liens securing the Notes and the Note Guarantees; or

(13) to amend any Security Document to eliminate any assets purported to be secured thereby which are not actually owned by the Issuers or the Guarantors and were not owned by the Issuers or the Guarantors at the time such Security Document was entered into.

SECTION 9.2. With Consent of Holders of Notes.

(a) With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuers, the Guarantors and the Trustee (and, if applicable, the Collateral Agent) may enter into an indenture or indentures supplemental to this Indenture, or amendments to the Security Documents, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or Security Documents or of modifying in any manner the rights of the Holders of the Notes under this Indenture or Security Documents, including the definitions herein and therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor or amounts payable under Section 4.1(c);

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture;

(3) modify the obligations of the Issuers to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales or Events of Loss if such modification was done after the occurrence of such Change of Control, such Asset Sale or such Event of Loss; provided, that prior to the occurrence of a Change of Control, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive the requirement to make or complete an Offer to Purchase;

(4) modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes;

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby;

(6) release any Note Guarantees required to be maintained under this Indenture (other than (a) in accordance with the terms of this Indenture and (b) releases that are required pursuant to the terms of the Intercreditor Agreement);

(7) make any change in the provisions of Section 4.1(c) that adversely affects the rights of any Holder or amend the terms of the Notes or this Indenture in a way that would result in the loss to any Holder of an exemption from any of the Taxes described thereunder; or

(8) release all or substantially all of the Collateral from the Liens of the Security Documents other than in accordance with the terms of this Indenture and the Security Documents (including any releases that are required pursuant to the terms of the Inter-creditor Agreement).

(b) The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under this Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuers), or

(2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

SECTION 9.3. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4. Revocation and Effect of Consents.

(a) After an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

(b) The Issuers may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Issuers fix a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 hereof or (ii) such other date as the Issuers shall designate.

SECTION 9.5. Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers, in exchange for all Notes, may issue and the Trustee in accordance with Section 2.2, shall authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

(c) After any amendment, supplement or waiver becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive (i) indemnity satisfactory to the Trustee and (ii) and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, that it will be valid and binding upon the Issuers in accordance with its terms and that such amendment or supplement will not adversely affect the interests of the Holders in any material respect.

ARTICLE X

NOTE GUARANTEES

SECTION 10.1. Note Guarantees.

(a) Each Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Issuers hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of, premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuers to the Holders or the Trustee or Collateral Agent hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as otherwise provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal of, premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Issuers or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuers or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuers or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

SECTION 10.2. Execution and Delivery of Note Guarantee.

(a) To evidence its Note Guarantee set forth in Section 10.1, each Guarantor agrees that a notation of such Note Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Note Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director or other authorized person) on behalf of such Guarantor by manual or facsimile signature. In case the officer, board member or director or other authorized person of such Guarantor who shall have signed such notation of Note Guarantee shall cease to be such officer, board member or director or other authorized person before the Note on which such Note Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Note Guarantee had not ceased to be such officer, board member or director or other authorized person.

(b) Each Guarantor agrees that its Note Guarantee set forth in Section 10.1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(c) The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

SECTION 10.3. Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

SECTION 10.5. Guarantors May Consolidate, Etc., on Certain Terms.

(a) Except as otherwise provided in Section 10.6, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists;

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under this Indenture pursuant to a supplemental indenture satisfactory to the Trustee; or

(B) the Net Cash Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10 hereof; and

(3) the Parent delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, other disposition, consolidation or merger complies with the requirements of this Indenture.

(b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Note Guarantees had been issued at the date of the execution hereof.

(c) Except as set forth in Articles IV and V hereof, and notwithstanding clauses (1) and (2) above, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into any Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to any Issuer or another Guarantor.

SECTION 10.6. Releases Following Sale of Assets.

(a) Any Subsidiary Guarantor shall be released and relieved of any obligations under its Note Guarantee, (1) in connection with any sale or other disposition by the Parent or any Subsidiary of the Parent of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary, if the Parent or the Subsidiary Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the provisions of Section 4.10 hereof; or (2) in connection with any sale of all of the Capital Interests of such Subsidiary Guarantor by the Parent or any Subsidiary of the Parent to a Person that is not (either before or after giving effect to such transaction) a Subsidiary, if the Parent applies the Net Cash Proceeds of that sale in accordance with the provisions of Section 4.10 hereof. Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Parent in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Note Guarantee.

(b) Any Subsidiary Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes as provided in this Article X.

SECTION 10.7. Release of a Guarantor.

(a) Any Guarantor that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Note Guarantee without any further action on the part of the Trustee or any Holder. The Trustee shall deliver an appropriate instrument evidencing such release as provided to the Trustee by the Guarantor upon receipt of the Parent’s request for such release accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.7 and an Opinion of Counsel. Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Note Guarantee.

(b) Any Guarantor may be released from its Obligations under this Indenture, any Note Guarantee and the Security Documents in accordance with the terms of the Intercreditor Agreement in connection with any disposition of the Capital Interests of a Guarantor consented to by the collateral agent under each Credit Facility in a default disposition.

SECTION 10.8. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.9. Future Guarantors.

Each Person that is required to become a Guarantor after the Issue Date pursuant to Section 4.17 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, the Issuers shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

ARTICLE XI

SECURITY

SECTION 11.1. Security Documents; Additional Collateral.

In order to secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes and any Permitted Additional Pari Passu Obligations, in the case of the Issuers, and the Note Guarantees, in the case of the Guarantors, when and as the same shall be due and payable, the Issuers, the Guarantors, the Collateral Agent and the other parties thereto have simultaneously with the execution of this Indenture entered or, in accordance with the provisions of Section 4.17, 4.23 or 4.24, will enter into the Security Agreement, the Mortgages or other Security Documents to create the security interests securing such obligations. The Issuers and the Parent shall, and shall cause each Restricted Subsidiary to use commercially reasonable efforts, do all filings (including filings of continuation statements and amendments to UCC financing statements and PPSA financing statements that may be necessary to continue the effectiveness of such UCC financing statements or PPSA financing statements, as applicable) and use commercially reasonably efforts to take all other actions as are required by the Security Documents to maintain (at the sole cost and expense of the Issuers, the Parent and the Restricted Subsidiaries) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected third priority security interest subject only to Permitted Collateral Liens.

SECTION 11.2. Security Documents and Guarantee.

(a) Each Holder of the Notes, by acceptance of the Notes, hereby authorizes the Trustee and the Collateral Agent, as applicable, on behalf of and for the benefit of the Holders, to enter into and to be the agent for and representative of the Holders with respect to the Guarantees, the Collateral and the Security Documents.

(b) Each Holder hereby agrees that no Holder or the Trustee shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies of the Trustee hereunder may be exercised solely by the Trustee in accordance with the terms hereof and all powers, rights and remedies in respect of the Collateral under the Security Documents may be exercised solely by the Collateral Agent.

(c) The enforcement of the Collateral Agent’s Liens in the Collateral shall be governed by the Security Documents.

SECTION 11.3. Releases of Collateral.

The Liens securing the Notes and the Guarantees will automatically and without the need for any further action by any Person be released:

(a) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(b) in whole upon:

(i) satisfaction and discharge of this Indenture under Section 8.2(b) hereof; or

(ii) a defeasance or covenant defeasance of this Indenture under Article VIII hereof;

(c) in part, as to any property that (i) is sold, transferred or otherwise disposed of by an Issuer or any Guarantor (other than to an Issuer or another Guarantor) in a transaction not prohibited by this Indenture at the time of such transfer or disposition or (ii) is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee;

(d) in whole or in part, in accordance with the applicable provisions of the Intercreditor Agreement to the extent that the holders of the first and second priority release their first and second priority Liens (including with respect to dispositions of Collateral), other than in connection with a discharge of first and second priority obligations.

SECTION 11.4. Authorization of Actions to Be Taken by the Collateral Agent Under the Security Documents.

The Holders of Notes agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by the Security Documents. Furthermore, each Holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the Collateral Agent to enter into and perform the Security Documents in each of its capacities thereunder.

SECTION 11.5. Authorization of Receipt of Funds by the Trustee Under the Security Agreement.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Trustee, to apply such funds as provided in this Indenture and to make further distributions of such funds in accordance with the provisions of Section 6.10.

SECTION 11.6. Powers Exercisable by Receiver or Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Issuers or any Guarantor, as applicable, with respect to the release, sale or other disposition of such Collateral may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article XI.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 12.2. Notices.

(a) Any notice or communication to the Issuers, the Guarantors or the Trustee is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to the Issuers or any Guarantor:
Connors Bros. Holdings, L.P. 9655 Granite Ridge Drive San Diego, CA 92123 Facsimile: 858-715-4820 Attention: General Counsel

With a copy to:
Dechert LLP 1095 Avenue of the Americas New York, NY 10036-6797 Facsimile: 212-698-3599 Attention: Mark E. Thierfelder
If to the Trustee:

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Attn: Corporates Team Deal Manager - Bumble Bee

Tel: 201-593-3543

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Securities Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311-3901

Attn: Corporates Team Deal Manager - Bumble Bee

Tel: 201-593-3543

Fax: 732-578-4635

The Issuers, the Guarantors and the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

(c) Any notice or communication to a Holder shall be sent electronically or mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so sent to any Person described in TIA § 3 13(c), to the extent required by the TIA. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

(e) If the Issuers mail or deliver a notice or communication to Holders, they shall mail or deliver a copy to the Trustee and each Agent at the same time.

SECTION 12.3. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 3 12(c).

SECTION 12.4. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Issuers shall furnish to the Trustee upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.5. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.6. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.7. No Personal Liability of Directors, Officers, Employees, Stockholders and the Trustee.

(a) No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Parent, the Issuers or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuers under the Notes, any Note Guarantee, this Indenture or any Security Document by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

(b) No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Issuers or the Guarantors on the Notes or under this Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity or any other capacity hereunder, (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity or any other capacity hereunder, or (iii) any holder of equity in the Trustee.

(c) Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

SECTION 12.8. Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.9. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. Successors.

All agreements of the Issuers and the Guarantors in this Indenture and the Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 12.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13. Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14. Qualification of Indenture.

The Issuers and the Guarantors shall qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuers and the Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION 12.15. Consent to Jurisdiction and Service of Process.

(a) Each Issuer and each Guarantor irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby. Each Issuer and each Guarantor waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Indenture or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

(b) Each Issuer and each Guarantor domiciled outside the United States hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as their agent for service of process in any suit, action or proceeding with respect to this Indenture, the Notes, the Note Guarantees, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement brought in any Federal or state court located in New York City and each of such parties shall submit to the jurisdiction thereof.

SECTION 12.16. Conversion of Currency.

The Issuers covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes and this Indenture:

(a) (i) If, for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(ii) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuers shall pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(b) In the event of the winding-up of the Issuers or the Parent at any time while any amount or damages owing under the Notes and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Issuers shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the equivalent of the amount in U.S. Dollars or Canadian Dollars, as the case may be, due or contingently due under the Notes and this Indenture (other than under this Subsection (b)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this Subsection (b), the final date for the filing of proofs of claim in the winding-up of the Issuers or the Parent shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Issuers may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c) The obligations contained in Subsections (a)(ii) and (b) of this Section 12.16 shall constitute obligations of each Issuer separate and independent from its other respective obligations under the Notes and this Indenture, shall give rise to separate and independent causes of action against each Issuer, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or any of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Issuers or the Parent for a liquidated sum in respect of amounts due hereunder (other than under Subsection (b) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Issuers or the liquidator or otherwise any of them. In the case of Subsection (b) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(d) The term “rate(s) of exchange” shall mean the noon buying rate for cable transfers as certified for customs purposes by the Bank of Canada between the Base Currency and Judgment Currency other than the Base Currency referred to in Subsections (a) and (b) above and includes any premiums and costs of exchange payable.

(e) The Trustee shall have no duty or liability with respect to monitoring or enforcing this Section 12.16.

SECTION 12.17. Currency Equivalent.

Except as provided in Section 12.16 hereof, for purposes of the construction of the terms of this Indenture or of the Notes, in the event that any amount is stated herein in the currency of one nation (the “First Currency”), as of any date such amount shall also be deemed to represent the amount in the currency of any other relevant nation (the “Other Currency”) which is required to purchase such amount in the First Currency at the noon buying rate for cable transfers confirmed for customs purposes by the Bank of Canada between the First Currency and Other Currency on the date of determination.

SECTION 12.18. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Agreement agree that they will provide Deutsche Bank Trust Company Americas with such information as it may request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.

SECTION 12.19. Force Majeure.

The Trustee, Collateral Agent and Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee, Collateral Agent and agents (including but not limited to any act or provision of any present or future law or regulation of a governmental authority, any act of

God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

SECTION 12.20. Responsibility for Notes.

Notwithstanding that each of Connors Bros. Clover Leaf Seafoods Company, Bumble Bee Foods, LLC and Bumble Bee Capital Corp. are co-obligors, jointly and severally liable under the Notes for the full principal amount, it is understood and agreed as among the Issuers only that Connors Bros. Clover Leaf Seafoods Company shall be primarily responsible for repayment of $50,000,000 of the total principal amount of the Notes, representing the amount of cash it received from the proceeds of the Notes on the Issue Date, plus all interest thereon, and Bumble Bee Foods, LLC shall be primarily responsible for repayment of $170,000,000 of the total principal amount of the Notes, representing the amount of cash it received from the proceeds of the Notes on the Issue Date, plus all interest thereon. To the extent that either Connors Bros. Clover Leaf Seafoods Company or Bumble Bee Foods, LLC actually repays to the Holders more than its share of the indebtedness for which it is primarily responsible pursuant to the preceding sentence, then Connors Bros. Clover Leaf Seafoods Company or Bumble Bee Foods, LLC, as the case may be, shall be deemed to have made a loan of such excess amount to, and only to the extent it actually paid such amounts to the Holders and shall be treated as having a right to repayment from, the other for the amounts it actually paid to the Holders (although such loan and right of repayment shall be subordinated to the rights of the Holders), and the recipient of such deemed loan shall be treated as having repaid such excess amount to the Holders of the Notes. The rights and remedies of the Issuers under this Section 12.20 shall not alter the joint and several obligations of the Issuers to the Holders for the full principal amount of the Notes.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

BUMBLE BEE FOODS, LLC

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Treasurer

BUMBLE BEE CAPITAL CORP.

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

CONNORS BROS. HOLDINGS, L.P.
By:	CB HOLDINGS GP, LLC, its general partner

By:	/s/ John Stiker
Name: John Stiker
Title: Vice President and Secretary

STINSON SEAFOOD (2001), INC.

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

BUMBLE BEE HOLDINGS, INC.

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

COVER LEAF HOLDINGS COMPANY

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Treasurer

6162410 CANADA LIMITED

By:	/s/ Gary Ware
Name: Gary Ware
Title: Treasurer

K.C.R. FISHERIES LTD.

By:	/s/ Gary Ware
Name: Gary Ware
Title: Vice President and Treasurer

BUMBLE BEE INTERNATIONAL (PR), INC.

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

BB ACQUISITION (PR), L.P.,
By:	BUMBLE BEE INTERNATIONAL
(PR), INC., its general partner

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

COVER LEAF DUTCH HOLDINGS LLC

By:	/s/ Kent McNeil
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

CLOVER LEAF SEAFOOD COOPERATIEF U.A.

By:	/s/ John Stiker
Name: John Stiker
Title: Authorized Person

COVER LEAF SEAFOOD B.V.

By:	/s/ John Stiker
Name: John Stiker
Title: Authorized Person

CLOVER LEAF SEAFOOD 2 B.V.

By:	/s/ John Stiker
Name: John Stiker
Title: Authorized Person

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Cynthia J. Powell
Name: Cynthia J. Powell
Title: Vice President

By:	/s/ David Contino
Name: David Contino
Title: Vice President

EXHIBIT A

FORM OF 7.75% SENIOR SECURED NOTE

(Face of Note)

7.75% Senior Secured Notes due 2015

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert Regulation S Temporary Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Intercreditor Notes Legend pursuant to the provisions of the Indenture]

BUMBLE BEE FOODS, LLC,

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY

and

BUMBLE BEE CAPITAL CORP.

7.75% SENIOR SECURED NOTES DUE 2015

No.	144A CUSIP: 120463 AA2 144A ISIN: US120463AA20

REG S CUSIP: U09755 AA4 REG S ISIN: USU09755AA41

BUMBLE BEE FOODS, LLC, CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY and BUMBLE BEE CAPITAL CORP. promise to pay to Cede & Co., or registered assigns, the principal sum of              Dollars ($                    ) on December 15, 2015.

Interest Payment Dates: June 15 and December 15, beginning June 15, 2010

Record Dates: June 1 and December 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

In WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated [    ], 200[  ]

BUMBLE BEE FOODS, LLC

By:
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY

By:
Name: Kent McNeil
Title: Treasurer

BUMBLE BEE CAPITAL CORP.

By:
Name: Kent McNeil
Title: Executive Vice President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within- mentioned Indenture: Dated: [ ], 200[ ]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

(Reverse of Note)

7.75% Senior Secured Notes due 2015

BUMBLE BEE FOODS, LLC,

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY

and

BUMBLE BEE CAPITAL CORP.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest.

(a) Bumble Bee Foods, LLC, a Delaware limited liability company, Connors Bros. Clover Leaf Seafoods Company, a Nova Scotia unlimited company, and Bumble Bee Capital Corp., a Delaware corporation (together with Bumble Bee Foods, LLC and Connors Bros. Clover Leaf Seafoods Company, the “Issuers”), promise to pay interest on the principal amount of this Note (the “Notes”) at a fixed rate. The Issuers will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2010 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including December 17, 2009; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after June 15, 2010), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2.0% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Issuers shall also pay such Additional Amounts as specified in the Indenture.

[(b) Registration Rights Agreement. The Holder of this Note is entitled to the benefits of a Registration Rights Agreement, dated as of December 17, 2009, among the Issuers, the Guarantors party thereto and the Initial Purchasers.]1

(2) Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the

[1]	To be included only in the Initial Notes on the Issue Date and any Additional Notes that bear the Restricted Note Legend.

Notes at the close of business on the June 1 and December 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Issuers maintained for such purpose within or without the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to the Issuers and the Paying Agent as long as such Holder holds at least $1,000,000 aggregate principal amount of Notes. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent and Registrar. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of the Restricted Subsidiaries may act in any such capacity.

(4) Indenture. The Issuers issued the Notes under an Indenture, dated as of December 17, 2009 (the “Indenture”), among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Notes issued on the Issue Date are senior secured Obligations of the Issuers limited to $220,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Notes as set forth in Paragraph 2 hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes is unconditionally guaranteed on a senior basis by the Guarantors.

(5) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time prior to December 15, 2012, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) In addition, the Notes are subject to redemption, at the option of the Issuers, in whole or in part, at any time on or after December 15, 2012, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on December 15 of the years indicated:

Year	Redemption Price
2012	103.875%
2013	101.938%
2014 and thereafter	100.000%

(c) In addition to the optional redemption provisions of the Notes in accordance with the provisions of the preceding paragraphs, prior to December 15, 2012, the Issuers may, with the net proceeds of one or more Qualified Equity Offerings, on one or more occasions, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 107.750% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuers or their Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(d) In addition, at any time and from time to time prior to December 15, 2012, the Issuers may redeem up to 10% per year of the original aggregate principal amount of the Notes issued under the Indenture at a redemption price of 103.0% of the principal amount thereof, plus accrued and unpaid interest to the applicable redemption date.

(e) The Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable), at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption, and all Additional Amounts (if any) then due and which will become due on the date of redemption as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, an Issuer has become or would become obligated to pay any Additional Amounts in respect of the Notes, and such Issuer cannot avoid any such payment obligation by taking reasonable measures available to it, and the requirement arises as a result of:

(i) any change in or amendment to the laws (or regulations or rulings promulgated thereunder) of a relevant Tax Jurisdiction, or

(ii) any change in or amendment to any official position regarding the application or interpretation of the laws, treaties, regulations or rulings of any relevant Tax Jurisdiction,

which change or amendment is announced and becomes effective on or after the Issue Date (or, if the applicable relevant Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date).

(6) Mandatory Redemption. Except as set forth in Sections 4.10, 4.14 and 4.20 of the Indenture, neither the Parent nor the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, unless the Issuers have exercised their rights to redeem all of the Notes pursuant to Section 3.7 of the Indenture, the Issuers will make an Offer to Purchase for all of the outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but not including the date of purchase. Within 60 days following any Change of Control, the Issuers will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Upon the occurrence of certain Asset Sales or Events of Loss, the Parent may be required to make an Offer to Purchase the Notes.

(c) Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase as a result of an Asset Sale, Event of Loss or a Change of Control from the Issuers prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8) Notice of Redemption. Notice of redemption shall be delivered at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on the Notes or portions hereof called for redemption.

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, they need not exchange or register the transfer of any Notes for a period of 15 days before the selection of Notes to be redeemed or register the transfer of or exchange of any Notes during the period between a record date and the corresponding Interest Payment Date.

(10) Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

(12) Defaults and Remedies. Events of Default include:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest (including Additional Amounts) upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with Section 4.3 of the Indenture and continuance of such failure to perform or comply for a period of 75 days after written notice thereof has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason (other than pursuant to its terms) cease to be, or it shall be asserted by any Guarantor or an Issuer not to be, in full force and effect and enforceable in accordance with its terms or an Issuer or any Guarantor that is a Significant Subsidiary denies in writing the validity of the Liens created pursuant to the Security Documents (other than by reason of a release of such Liens in accordance with the terms of this Indenture);

(5) default in the performance, or breach, of any covenant or agreement of an Issuer or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (1), (2) or (3) of Section 6.1 of the Indenture) or the Security Documents, and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Parent by the Trustee or to the Parent and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Parent or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $10.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $10.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Parent or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $10.0 million (in excess of applicable insurance with respect to which the insurer has not denied liability), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 90 consecutive days;

(8) any Lien purported to be created by any Security Document shall cease to be a valid and enforceable Lien with respect to Collateral having a fair market value, individually or in the aggregate, of at least $10.0 million, except in accordance with the Security Documents and such failure continues for a period of 45 days after the Parent receives written notice specifying the failure (and demanding that such failure be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; or

(9) the Parent, any Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Parent or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a custodian of the Parent or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Parent or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (9) above with respect to the Parent or an Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Parent (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Parent or an Issuer or a Restricted Subsidiary or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (9) above occurs with respect to the Parent or an Issuer, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interest of the Holders to do so.

(13) No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Parent, the Issuers, the Guarantors or any of their respective Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuers under the Notes, any Guarantee, the Indenture or any Security Document by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Parent and the Issuers or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(14) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on this Note and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on this Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(17) THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES, IF ANY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(18) Consent to Jurisdiction and Service of Process.

(a) Each Issuer and each Guarantor irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Note and the Note Guarantees. Each Issuer and each Guarantor waives any objection that it may have to the venue of any suit, action or proceeding with respect to this Note in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York or the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

(b) Each Issuer and each Guarantor domiciled outside the United States hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as their agent for service of process in any suit, action or proceeding with respect to this Note and the Note Guarantees brought in any Federal or state court located in New York City and each of such parties shall submit to the jurisdiction thereof.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Connors Bros. Holdings, L.P.

9655 Granite Ridge Drive

San Diego, CA 92123

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                           to transfer this Note on the books of Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company and Bumble Bee Capital Corp. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company and Bumble Bee Capital Corp. pursuant to Section 4.10 (Asset Sale), 4.14 (Change of Control) or 4.20 (Event of Loss) of the Indenture, check the box below:

[ ] Section 4.10	[ ] Section 4.14	[ ] Section 4.20

If you want to elect to have only part of the Note purchased by Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company and Bumble Bee Capital Corp. pursuant to Section 4.10, 4.14 or 4.20 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:

(Sign exactly as your name appears on the Note)

Tax Identification Number:

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OR REGISTRATION

OF RESTRICTED NOTES

Connors Bros. Holdings, L.P. 9655 Granite Ridge Drive San Diego, CA 92123 Attention: General Counsel

Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street, MS NYC60-2710 New York, New York 10005 Attn: Corporates Team Deal Manager - Bumble Bee

Re: Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company and Bumble Bee Capital Corp. 7.75% Senior Secured Notes due 2015

Reference is hereby made to that certain Indenture dated December 17, 2009 (the “Indenture”) by and among Bumble Bee Foods, LLC, a Delaware limited liability company, Connors Bros. Clover Leaf Seafoods Company, a Nova Scotia unlimited company, and Bumble Bee Capital Corp., a Delaware corporation (together with Bumble Bee Foods, LLC and Connors Bros. Clover Leaf Seafoods Company, the “Issuers”), the Guarantors party thereto and Deutsche Bank Trust Company America, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $             principal amount of Notes held in (check applicable space)                      book-entry or                          definitive form by the undersigned.

The undersigned                                  (transferor) (check one box below):

☐[  ] hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐[  ] hereby requests the Trustee to exchange or register the transfer of a Note or Notes to                                          (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1) [  ] to the Issuers or any of their subsidiaries, subject to Section 2.6 of the Indenture;

(2) [  ] inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder;

(3) [  ] outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder; or

(4) [  ] pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Your Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee}

Dated:

NOTICE: To be executed by an executive officer

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 7.75% Senior Secured Notes due 2015 have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Responsible Officer of Trustee or Note Custodian

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

Each Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of December 17, 2009, by and among Bumble Bee Foods, LLC, a Delaware limited liability company, Connors Bros. Clover Leaf Seafoods Company, a Nova Scotia unlimited company, and Bumble Bee Capital Corp., a Delaware corporation (together with Bumble Bee Foods, LLC and Connors Bros. Clover Leaf Seafoods Company, the “Issuers”), the Guarantors party thereto and the Trustee (as amended and supplemented from time to time, the “Indenture”) and any additional Guarantors who become a party hereto) has guaranteed the 7.75% Senior Secured Notes due 2015 (the “Notes”) and the obligations of the Issuers under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes of the Issuers, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee, all in accordance with the terms set forth in Article X of the Indenture, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Note Guarantee or the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Note Guarantee.

No stockholder, employee, officer, director, general or limited partner or incorporator, past, present or future, of each Guarantor, as such or in such capacity, shall have any personal liability under this Note Guarantee by reason of his or its status as such stockholder, employee, officer, director, general or limited partner or incorporator.

This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuers’ obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Note Guarantee of payment and not of collection.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under this Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance or fraudulent transfer under applicable law.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

[Signature Page Follows]

Dated as of	[NAME OF GUARANTOR]

By:
Name: Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Connors Bros. Holdings, L.P. 9655 Granite Ridge Drive San Diego, CA 92123 Attention: General Counsel

Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street, MS NYC60-2710 New York, New York 10005 Attn: Corporates Team Deal Manager - Bumble Bee

Re:	Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company and

Bumble Bee Capital Corp. 7.75% Senior Secured Notes due 2015 CUSIP #

Ladies and Gentlemen:

In connection with our proposed sale of $ aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Signature Page Follows]

C-1

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

C-2

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S]

Connors Bros. Holdings, L.P. 9655 Granite Ridge Drive San Diego, CA 92123 Attention: General Counsel

Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street, MS NYC60-2710 New York, New York 10005 Attn: Corporates Team Deal Manager - Bumble Bee

Re:	Bumble Bee Foods, LLC, Connors Bros. Clover Leaf Seafoods Company and

Bumble Bee Capital Corp. 7.75% Senior Secured Notes due 2015 CUSIP #

Ladies and Gentlemen:

In connection with our proposed sale of $                         aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

D-1

The Issuers and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

D-2